Exhibit 10.3

WELLS FARGO BANK, NATIONAL	CITIGROUP GLOBAL MARKETS INC.
ASSOCIATION	390 GREENWICH STREET
WF INVESTMENT HOLDINGS, LLC	NEW YORK, NY 10013
WELLS FARGO SECURITIES, LLC
550 S. TRYON STREET
CHARLOTTE, NC 28202

July 27, 2015

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, VA 20170

Attention:  Joseph Nowicki

Project Leadership

Commitment Letter

Senior Secured Credit Facilities

Senior Unsecured Bridge Facility

Ladies and Gentlemen:

Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”, “Holdings” or “you”), has advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WF Investments”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, collectively with Wells Fargo Bank and WF Investments, “WF”) and Citi (as defined below) (each of the foregoing, as applicable, a “Commitment Party” and, collectively, the “Commitment Parties”, “we” or “us”) that the Borrower desires to consummate the Transactions (as defined in Exhibit A hereto (such exhibit, the “Transactions Description”)). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto. For the purposes of this Commitment Letter and the Fee Letter referred to below, “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

Upon the terms and subject to the conditions described in this letter agreement and the attached Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E (collectively, the “Exhibits” and, together with this letter agreement, this “Commitment Letter”), (a) (i) Wells Fargo Bank is pleased to inform the Borrower of its several (but not joint) commitment to provide 50.0% of the aggregate principal amount of each of the Senior Secured Facilities (as defined below) and (ii) WF Investments is pleased to inform the Borrower of its several (but not joint) commitment to provide 50.0% of the aggregate principal amount of the Bridge Facility (as defined below) and (b) Citi is pleased to inform the Borrower of CGMI’s several (but not joint) commitment on behalf of Citi to provide 50.0% of the aggregate principal amount of each of the Facilities (as defined below). Citi and Wells Fargo Bank, in their capacity as initial lenders of the Senior Secured Facilities, are each referred to herein as an “Initial Bank Lender”; Citi and WF Investments, in their capacity as initial lenders of the Bridge Facility, are each referred to herein as an “Initial Bridge Lender”; the Initial Bank Lenders and the Initial Bridge Lenders, in such capacity, are each referred to as an “Initial Lender” and collectively, the “Initial Lenders”.

For the purposes of this Commitment Letter and the Fee Letter referred to below, the term “Facilities” shall mean: (1) senior secured credit facilities in an aggregate principal amount of $1,150,000,000, comprised of (a) a term loan “B” facility in an aggregate principal amount of $450,000,000 with the terms set forth in Exhibit B hereto (the “Term Loan Facility”) and (b) a senior secured asset-based revolving credit facility in an aggregate principal amount of $700,000,000 with the terms set forth in Exhibit C hereto (the “ABL Facility” and, together with the Term Loan Facility, the “Senior Secured Facilities”) and (2) a senior unsecured bridge facility in an aggregate principal amount of up to $300,000,000 with the terms set forth in Exhibit D hereto (the “Bridge Facility”).

Section 1.             Title and Roles.

You hereby appoint (i) each of WF and Citi to act, and each of WF and Citi hereby agrees to act, as a joint bookrunner and joint lead arranger with respect to the Facilities (together with any other agents, co-agents, joint bookrunners or joint lead arrangers appointed pursuant to this paragraph, each in such capacity, an “Arranger” and, collectively in such capacities, the “Arrangers”), (ii) Citi to act, and Citi hereby agrees to act, as sole administrative agent and collateral agent with respect to the Term Loan Facility, (iii) Wells Fargo Bank to act, and Wells Fargo Bank hereby agrees to act, as sole administrative agent and collateral agent with respect to the ABL Facility and (iv) WF Investments (or an affiliate selected by it) to act, and WF Investments (or such affiliate) hereby agrees to act, as sole administrative agent with respect to the Bridge Facility, in each case upon the terms and subject to the conditions described in this Commitment Letter. You agree that no additional agents, co-agents, bookrunners or lead arrangers will be appointed, or other titles conferred, and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any other person in order to obtain commitments to the Facilities unless you and the Commitment Parties shall so agree; provided that you may, on or prior to the date that is 15 days after the date hereof, appoint up to an aggregate of three additional agents, co-agents, joint bookrunners or joint lead arrangers (other than administrative or collateral agent), in each case in a manner and with economics set forth in the immediately succeeding proviso (it being understood and agreed that, to the extent you appoint any additional agents, co-agents, joint bookrunners or joint lead arrangers in respect of the Facilities, then, notwithstanding anything herein to the contrary, the commitments of the Initial Lenders as of the date hereof in respect of the Facilities will be permanently reduced (on a pro rata basis according to the respective amounts of the Initial Lenders’ commitments in respect of the Facilities as of the date hereof) by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of each of the Facilities upon the execution by such financial institution (and any relevant affiliate) of a customary amended and restated commitment letter and fee letter (or joinders thereto) in form and substance reasonably acceptable to you and us and, thereafter, each such financial institution (and any relevant affiliate) shall constitute an “Arranger” and it or its relevant affiliate providing such commitment shall constitute a “Commitment Party” and the commitments of the Commitment Parties in respect of the Facilities shall be several and not joint ); provided, further, that, in connection with the appointment of any additional agents, co-agents, joint bookrunners or joint lead arrangers for the Facilities in accordance with the immediately preceding proviso, (i) (a) the aggregate economics payable to all such additional agents, co-agents, joint bookrunners and joint lead arrangers and their respective affiliates in respect of the Term Loan Facility, Bridge Facility and ABL Facility shall not exceed 18%, 18% and 15%, respectively, of the total economics which would be payable to the Commitment Parties as of the date hereof in respect of such Facility pursuant to the Arranger Fee Letter if no additional agents, co-agents, joint bookrunners or joint lead arrangers are appointed by you and (b) the individual economics payable to any such additional agent, co-agent, joint bookrunner or joint lead arranger (together with its affiliates) shall not exceed 10% of the total economics of any such Facility which would be payable to the Commitment Parties as of the date hereof in respect of such Facility pursuant to the Arranger Fee Letter if no additional agents, co-agents, joint bookrunners or joint lead arrangers are appointed by you, (ii) each additional agent, co-agent, joint bookrunner and joint lead arranger (or its relevant affiliate) so appointed by you shall provide commitments ratably across the Term Loan Facility and Bridge Facility and shall provide commitments for the ABL Facility equal to the greater of its corresponding ratable share thereof (determined by reference to its ratable share of the other Facilities) and $100,000,000, (iii) the aggregate economics payable to any such additional agent, co-agent, joint bookrunner or joint lead arranger (or any relevant affiliate thereof) in respect of the Facilities shall not be greater than an amount that is proportionate to the commitment of such additional agent, co-agent, joint bookrunner or joint lead arranger (or any relevant affiliate thereof) under the applicable Facility (subject, in the case of the ABL Facility, to the provisions of the Arranger Fee Letter), (iv) it is understood and agreed that any such additional agents, co-agents, joint bookrunners and joint lead arrangers shall not be physical bookrunners and that (a) Citi will have primary authority for managing the syndication of the Term Loan Facility and (b) WF will have primary authority for managing the syndication of the ABL Facility and the Bridge Facility and (v) it is further understood and agreed that (a) (x) Citi shall have “left side” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement and (y) WF will appear to the immediate “right” of Citi in such marketing materials or other documentation in respect of the Term Loan Facility and (b) (x) WF shall have “left side” placement in any and all marketing materials or other documentation used in connection with the ABL Facility and the Bridge Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement and (y) Citi will appear to the immediate “right” of WF in such marketing materials or other documentation in respect of the ABL Facility and the Bridge Facility.

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Section 2.             Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of the definitive documentation (including any security agreements, ancillary agreements, certificates or other documents delivered in connection therewith) with respect to the Facilities (collectively, the “Operative Documents”) to syndicate all or a portion of their commitments under the Facilities to one or more other banks, financial institutions, investors and other lenders identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, conditioned or delayed) (the lenders providing the Facilities, together with the Initial Lenders, collectively referred to herein as the “Lenders”); provided that we agree not to syndicate our commitments to (x) certain banks, financial institutions, investors, other institutional lenders and other entities, in each case, identified by name in writing to us prior to the date hereof, (y) those persons that are competitors of you, your subsidiaries or the Acquired Company that are identified by name in writing to us from time to time or (z) any affiliates of the persons identified under clause (x) or (y) above that are clearly identifiable as such by name (such persons, collectively, the “Disqualified Institutions”) and that none of the Disqualified Institutions may become a Lender or participant in respect of any of the Facilities. Subject to the foregoing, Citi and WF will manage all aspects of the syndication of the Facilities in consultation with the Borrower, including the timing of the commencement of syndication efforts, the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders and the allocation of commitments among the Lenders. Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender (other than in connection with any assignment to an additional Commitment Party, and upon designation of such additional Commitment Party pursuant to Section 1, in respect of the amount allocated to such additional Commitment Party), (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Facilities on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities on the Closing Date and (c) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

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Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities, nor the obligation to assist with syndication efforts as set forth herein (including, without limitation, any of your agreements in this paragraph or the following paragraph), constitute a condition to the commitment hereunder or the funding of the Facilities on the Closing Date (as defined below). The Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication effort it is the Arrangers’ intent to have Lenders commit to the Facilities prior to the Closing Date. Until the earlier of (i) the 60th day following the date of the consummation of the Acquisition with the proceeds of the initial funding under any of the Facilities (the date of such consummation and funding, the “Closing Date”) and (ii) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved (such earlier date, the “Syndication Date”), the Borrower hereby agrees to assist, and use its commercially reasonable efforts to cause the Acquired Company to assist, us in achieving a syndication that is reasonably satisfactory to us and you. The Borrower’s assistance in achieving such syndication shall include but not be limited to: (i) making appropriate members of the senior management, representatives and non-legal advisors of the Borrower (and, to the extent not in contravention of the Acquisition Agreement, using its commercially reasonable efforts to make appropriate members of the senior management, representatives and non-legal advisors of the Acquired Company) available to participate in meetings and conference calls with potential Lenders and/or ratings agencies at such times and places as the Arrangers may reasonably request; (ii) using its commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending relationships of the Borrower (and, to the extent practical and appropriate, of the Acquired Company); (iii) assisting (including, using its commercially reasonable efforts to cause its non-legal advisors, and the Acquired Company and its non-legal advisors, to assist) in the preparation (and/or providing to us) of a customary confidential information memorandum for each Facility, other customary marketing materials and any other information reasonably requested by the Arrangers with respect to the Borrower and its subsidiaries, the Acquired Company or the Transactions in connection with the syndication (collectively, the “Company Materials”) and using its commercially reasonable efforts to ensure that the Arrangers shall have received no later than 15 business days prior to the Closing Date all necessary information to complete each such confidential information memorandum (including executed customary authorization letters in respect thereof that include a customary “10b-5” representation); (iv) using its commercially reasonable efforts (A) to procure a rating of each of the Facilities by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”) no later than 15 business days prior to the Closing Date (but no specific rating) and (B) to maintain a corporate family rating or corporate rating, as applicable, of the Borrower from each of Moody’s and S&P (but no specific rating) and (v) deliver to the Arrangers, promptly upon receipt thereof, all financial and other information reasonably requested by the Arrangers, including customary projections; provided that, for the purposes of clauses (iii) and (iv) above, August 17, 2015 through September 7, 2015 and November 27, 2015 shall not be deemed to be business days. You also agree to use your commercially reasonable efforts to assist the Arrangers in obtaining field examinations and appraisals for the ABL Facility prior to the Closing Date.

In addition, you agree to deliver to us prior to the Closing Date projected balance sheets, income statements, statements of cash flows and availability of the Borrower and its subsidiaries giving effect to the Transactions and covering the term of the ABL Facility, which projections shall be on a monthly basis for the twelve-month period following the Closing Date, a quarterly basis for the twelve-month period thereafter and on an annual basis thereafter for the term of the ABL Facility, in each case with the results and assumptions in all of such projections in form and substance reasonably satisfactory to the Arrangers and, to the extent the Borrower may prepare them prior to the Closing Date, any updates and modifications to the projected financial statements of the Borrower and subsidiaries previously received by the Arrangers.

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The Borrower acknowledges that (i) the Arrangers may make available the Company Materials on a confidential basis to potential Lenders by posting the Company Materials on Intralinks, SyndTrak Online, Debtdomain, the internet, email and/or similar electronic transmission systems (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, your subsidiaries, the Acquired Company or any securities of any thereof) (each, a “Public Lender”). The Borrower agrees that at the request of any Arranger, it will assist us in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain any material non-public information concerning you, your subsidiaries, the Acquired Company or any securities of any thereof for purposes of United States federal and state securities laws (any such information, “MNPI”). You also agree, at our request, to identify Company Materials that are suitable for distribution to Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that such information shall nonetheless be subject to the confidentiality provisions contained herein). All information that is not specifically identified as “PUBLIC” (including Projections (as defined below)) shall be treated as being suitable only for posting to private Lenders. By identifying any Company Materials as suitable for distribution to Public Lenders (including by marking any documents, information or other data “PUBLIC”) you shall be deemed to have authorized the Commitment Parties and the Lenders to treat such Company Materials as not containing MNPI. You also agree to provide us with customary authorization letters for inclusion in the Company Materials that represents that any Company Materials identified as “PUBLIC” does not include MNPI and exculpates us with respect to any liability related to the use or misuse of the contents of the Company Materials by the recipients thereof. The Arrangers agree to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender”. To ensure an orderly and effective syndication of each Facility, the Borrower agrees that, until the Syndication Date, it will not, and will not permit any of its subsidiaries to (and the Borrower will use commercially reasonable efforts to not permit the Acquired Company to), syndicate, issue, place, arrange or attempt to syndicate, issue, place or arrange, or announce or authorize the announcement of the syndication, issuance, placement or arrangement of, any debt facility or debt security (including, without limitation, the renewal of any thereof, but excluding the Facilities and excluding any additional borrowings under any existing revolving credit facilities of the Borrower, the Acquired Company or any of their respective affiliates) without the prior written consent of the Arrangers if such syndication, issuance, placement or arrangement could reasonably be expected to impair the primary syndication of any of the Facilities.

Section 3.             Conditions.

The commitments of each Commitment Party hereunder to fund its respective portion of the Facilities on the Closing Date and the agreements of each of the Arrangers to perform the services described herein are subject solely to the satisfaction (or waiver by each of the Commitment Parties) of the following conditions precedent: (a) except as set forth in Schedule 3.15 to the Acquisition Agreement (or as set forth in any other schedule to the Acquisition Agreement to the extent that the relevance of any fact or item or contents set forth therein is reasonably apparent), since March 31, 2015, no Group Company (as defined in the Acquisition Agreement) has suffered a Material Adverse Effect (as defined below) and no effect, development, event, change, state of facts, circumstance or occurrence exists that has had or would reasonably be expected to have a Material Adverse Effect, (b) subject to the Limited Conditionality Provisions (as defined below), the negotiation, execution and delivery of the Operative Documents by the Borrower and the Guarantors on the terms set forth in this Commitment Letter and with respect to any terms not specifically set forth herein, subject to the applicable Documentation Principles, on terms reasonably satisfactory to the Borrower and the Arrangers, and (c) in the case of each of the Facilities, the satisfaction (or waiver by each of the Commitment Parties) of the other conditions set forth in Exhibit E hereto (clauses (a), (b) and (c), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the applicable Facilities shall occur (except to the extent of any gross proceeds from Notes issued in lieu of the Bridge Facility or a portion thereof)).

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For purposes of this Commitment Letter, “Material Adverse Effect” means any effect, state of facts, development, event, change, occurrence or circumstance that (x) has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse effect, state of facts, development, event, change, occurrence or circumstance arising from or related to (i) conditions generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including any changes in interest or exchange rates, (ii) any national or international political or social conditions, including acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the transactions contemplated by the Acquisition Agreement, (vii) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been a Material Adverse Effect), (viii) any action required or contemplated by the Acquisition Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated thereby, (ix) any action taken by any of the Group Companies at Parent’s written request (provided that, if any such action could reasonably be expected to adversely affect the Financing Sources, the consent of the Financing Sources shall be required, such consent not to be unreasonably withheld, conditioned or delayed), or (x) any change resulting from the consummation of the transactions contemplated by the Acquisition Agreement or the Ancillary Documents, including any such change relating to the identity of, or facts and circumstances relating to, Parent and including any actions taken by the Group Companies’ customers, suppliers or personnel, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change or effect has a materially disproportionate effect on the Group Companies relative to other companies in the industries or markets in which the Group Companies operate or (y) would reasonably be expected to prevent the consummation of the transactions contemplated by the Acquisition Agreement. Capitalized terms used in this paragraph shall have the meanings ascribed to such terms in the Acquisition Agreement.

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Notwithstanding anything set forth in this Commitment Letter, the Fee Letter or the Operative Documents, or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be (x) such of the representations and warranties made by or on behalf of the Acquired Company in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (or any of your affiliates) have the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of any of such representations and warranties (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) made by the Borrower and Guarantors in the Operative Documents and (ii) the terms of the Operative Documents shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Funding Conditions are satisfied (it being understood that to the extent any Collateral (other than Collateral in which a security interest may be perfected by (A) the filing of a UCC or PPSA financing statement, (B) taking delivery and possession of stock (or other equity interest) certificates of wholly-owned subsidiaries and related stock powers executed in blank (other than certificates of “branch” subsidiaries of the Acquired Company that are lost or misplaced and cannot be reissued prior to the Closing Date after use of commercially reasonable efforts) or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office or Canadian equivalent) cannot be delivered or a security interest therein cannot be created or perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the creation and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but, instead, may be accomplished pursuant to arrangements and timing to be reasonably and mutually agreed by the parties hereto acting reasonably (but in any event no less than 90 days, with extensions available in the reasonable discretion of the Term Loan Administrative Agent and the ABL Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Operative Documents (with respect to the Borrower and its subsidiaries, after giving effect to the Transactions) relating to the legal existence of the Borrower and the Guarantors; power and authority, due authorization, execution and delivery, in each case, related to the entering into, borrowing under, guaranteeing under, performance of, and, subject to the parenthetical beginning “it being understood” appearing in the preceding sentence, granting of security interests in the Collateral pursuant to, the Operative Documents; the enforceability of the Operative Documents; the execution and performance of the Operative Documents not conflicting with or violating the Borrower’s or any Guarantor’s organizational documents; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transactions and as determined pursuant to Exhibit E hereto); USA PATRIOT Act; use of proceeds not violating laws applicable to sanctioned persons and not violating laws and regulations promulgated by OFAC, anti-money laundering or the Foreign Corrupt Practices Act; and, subject to the parenthetical beginning “it being understood” appearing in the preceding sentence, the creation, validity, perfection and priority (subject to customary permitted liens to be agreed consistent with the Documentation Principles) of the security interests granted in the Collateral. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

Section 4.             Commitment Termination.

Each Commitment Party’s commitment hereunder and the other obligations set forth in this Commitment Letter will terminate on the earliest of: (a) the consummation of the Acquisition with or without the funding of any of the Facilities; (b) December 18, 2015, and (c) the date the Acquisition Agreement is terminated (such earliest date, the “Termination Date”).

Section 5.             Fees.

As consideration for our commitments and other obligations hereunder and our agreement to perform the services described herein, you agree to pay (or to cause to be paid) to us the fees set forth in this Commitment Letter and in the arranger fee letter dated the date hereof among you and the other parties thereto (such arranger fee letter, as amended, amended and restated, supplemented or otherwise modified, the “Arranger Fee Letter”) and in the administrative agents fee letter dated the date hereof among you and the other parties thereto (such administrative agents fee letter, as amended, amended and restated, supplemented or otherwise modified, together with the Arranger Fee Letter, the “Fee Letter”). The terms of the Fee Letter are an integral part of our commitments and other obligations hereunder and our agreement to perform the services described herein and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in this Commitment Letter and the Fee Letter shall be nonrefundable when paid except as expressly set forth therein.

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Section 6.             Indemnification.

The Borrower shall indemnify and hold harmless each Commitment Party, its affiliates, and each Commitment Party’s and such affiliates’ respective directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors (each, an “Indemnified Person”) from and against any and all claims (including, without limitation, shareholder actions), damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Fee Letter or the Operative Documents, or the transactions contemplated hereby or thereby or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), except to the extent such claim, damage, loss, liability or expense is (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of or material breach of its funding obligations hereunder by such Indemnified Person or any of its affiliates or (ii) the result of any Proceeding that is not the result of an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Arranger, administrative agent, collateral agent or any similar role under any of the Facilities). The foregoing indemnity, in the case of legal fees and expenses, is limited to one counsel to all Indemnified Persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such Indemnified Persons, taken as a whole and, solely in the case of such conflict of interest, one additional local counsel to all affected Indemnified Persons taken as a whole. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions are consummated.

In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations for such damages awarded to third parties to the extent set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

You agree that, without our prior written consent, neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

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The Borrower acknowledges that information and other materials relative to the Operative Documents and the Transactions may be transmitted through the Platform. No Indemnified Person will be liable to the Borrower or any of its affiliates or any of its security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons, except to the extent such liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of or material breach of its funding obligations hereunder by such Indemnified Person or any of its affiliates.

Section 7.             Costs and Expenses.

The Borrower shall pay, or reimburse the Commitment Parties promptly following demand for, all reasonable and documented out-of-pocket costs and expenses incurred by the Commitment Parties in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Operative Documents, including, without limitation, the reasonable fees, disbursements and other charges of counsel identified on the exhibits hereto, regardless of whether any of the transactions contemplated hereby is consummated. The Borrower shall also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including, without limitation, the reasonable fees, disbursements and other charges of counsel (limited to one counsel to all Commitment Parties taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected Commitment Parties, taken as a whole and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such Commitment Parties, taken as a whole and, solely in the case of such conflict of interest, one additional local counsel to all affected Commitment Parties taken as a whole)) incurred in connection with the enforcement of any of their rights and remedies hereunder.

Section 8.            Confidentiality

The Borrower agrees that this Commitment Letter and the Fee Letter are for its confidential use only and that neither their existence nor the terms hereof will be disclosed by it to any person other than its subsidiaries and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of the Borrower and its subsidiaries (the “Borrower Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Borrower may disclose this Commitment Letter and the contents hereof and, except to the extent specified below, the Fee Letter and the contents thereof: (a) as may be compelled in (i) a judicial or administrative proceeding or in any proceeding or pursuant to the order of any court or administrative agency or upon the request or demand of any regulatory authority or (ii) as otherwise required by law or in any required filings with the Securities and Exchange Commission and to the extent required by applicable regulatory authorities or stock exchanges (but, with respect to this clause (ii) in the case of the Fee Letter and the contents thereof, only as part of disclosure of aggregate sources and uses with respect to the Transactions) (it being understood and acknowledged that the Borrower intends to make this Commitment Letter, but not the Fee Letter, publicly available by filing it with the Securities and Exchange Commission on EDGAR); (b) to Moody’s or S&P in connection with obtaining a rating of the Facilities (but in the case of the Fee Letter and the contents thereof, only as part of disclosure of aggregate sources and uses with respect to the Transactions); (c) to the Acquired Company and its subsidiaries and controlling persons and the officers, directors, employees, managers, members, partners, accountants, attorneys and other advisors of any of the foregoing who are directly involved in the consideration of this matter, in each case on a confidential and “need to know” basis in connection with the transactions contemplated hereby (but in the case of the Fee Letter and the contents thereof, redacted in respect of the amounts, percentages and basis points of compensation set forth therein and the pricing and other terms of the “flex provisions” and “securities demand provisions”); (d) in syndication or other marketing materials relating to the Facilities (but in the case of the Fee Letter and the contents thereof, only as part of disclosure of aggregate sources and uses with respect to the Transactions) or (e) with our prior written consent.

9

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to the extent that such information is received by any Commitment Party from a third party that is not, in each case to such Commitment Party’s knowledge, (i) in such third party’s possession illegally or (ii) subject to confidentiality obligations to you or any of your affiliates, to the Acquired Company or any of its affiliates, (e) to the extent that such information is independently developed by any Commitment Party, (f) to any of the Commitment Parties’ affiliates and any of their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Facilities and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees of obligations under the Facilities (other than any Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) pursuant to standard syndication practices, (h) to Moody’s or S&P in connection with obtaining a rating of the Facilities in consultation and coordination with you or (i) for the purposes of establishing a “due diligence” defense. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Operative Documents upon the execution and delivery thereof and, in the event the Operative Documents have not been executed and delivered, shall expire on the date occurring 24 months after the date hereof.

You acknowledge that neither any of the Commitment Parties nor any of their affiliates provide accounting, tax or legal advice. You further acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Acquired Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. As you know, the Commitment Parties are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Borrower and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and financial instruments. The Commitment Parties or their affiliates also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities and financial instruments of you, the Acquired Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

10

In addition, the Borrower and WF each acknowledge that the Borrower has retained Citi as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The Borrower and WF each agree not to assert any claim that the Borrower or WF might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our and our affiliates’ relationships with the Borrower or each other as described and referred to herein.

Section 9.             Representations and Warranties.

The Borrower represents and warrants (which representation and warranty, in the case of any information relating to the Acquired Company prior to the Acquisition, is to the best of the Borrower’s knowledge) that all factual written information, other than Projections, other forward-looking information and information of a general economic or industry-specific nature, that has been or will hereafter be made available to any of the Commitment Parties or any Lender by or on behalf of the Borrower or any of its representatives in connection with the transactions contemplated hereby (the “Information”) is and will be, when furnished, true and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto provided prior to the Syndication Date) and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Borrower or any of its representatives and made available to any of the Commitment Parties, any Lender or any potential Lender in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related financial projections are made available (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized). If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (or, in the case of Information or Projections relating to the Acquired Company and its affiliates, to use commercially reasonable efforts to) promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain true and correct in all material respects under those circumstances.

In arranging and syndicating the Facilities the Commitment Parties will be entitled to use, and to rely on the representations and warranties in the preceding paragraph relating to, any information furnished to us by or on behalf of the Borrower and its affiliates without responsibility for independent verification thereof.

11

Section 10.           Assignments.

The Borrower may not assign or delegate any of its rights or obligations under this Commitment Letter or the Fee Letter without our prior written consent, and any attempted assignment without such consent shall be null and void. No Commitment Party may assign or delegate any of its rights or obligations under this Commitment Letter or its commitment hereunder (except to one or more of its affiliates) other than as expressly permitted hereunder without the Borrower’s prior written consent, and any attempted assignment or delegation without such consent shall be null and void.

Section 11.           Amendments.

Neither this Commitment Letter nor the Fee Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto or thereto, as applicable.

Section 12.           Governing Law, Etc.

This Commitment Letter (and any claim, controversy or dispute arising under or related to any of the foregoing, whether based on contract, tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any conflicts of law principles which would result in the application of the laws of another state; provided, however, that (i) the interpretation of the definition of Material Adverse Effect (and whether a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or any of your affiliates) have the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Operative Documents, the transactions contemplated hereby or thereby or the actions of the parties hereto or thereto or any of their affiliates in the negotiation, performance or enforcement of this Commitment Letter, the Fee Letter or the Operative Documents, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such federal court. Service of any process, summons, notice or document by registered mail addressed to any such party shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon judgment.

12

Section 13.           Payments.

All payments under this Commitment Letter and the Fee Letter will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York.

To the fullest extent permitted by law, the Borrower will make all payments under this Commitment Letter and the Fee Letter regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Borrower’s obligation to make, or the right of the Commitment Parties to receive, such payments.

Section 14.           Miscellaneous.

This Commitment Letter and the Fee Letter contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto. Section headings herein are for convenience only and are not a part of this Commitment Letter. This Commitment Letter and the Fee Letter are solely for the benefit of the parties hereto and thereto (and Indemnified Persons, to the extent set forth in Section 6), and no other person shall acquire or have any rights under or by virtue of this Commitment Letter or the Fee Letter. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto, and the Borrower waives, to the fullest extent permitted by law, any claims it may have against any of the Commitment Parties or any of their affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agrees that none of the Commitment Parties or any of their affiliates shall have any liability (whether direct or indirect) to the Borrower or any of its affiliates in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of the Borrower or any of its affiliates. Any and all services to be provided by any of the Commitment Parties hereunder may be performed, and any and all rights of any of the Commitment Parties hereunder may be exercised, by or through any of such Commitment Party’s affiliates and branches, and, in connection with the provision of such services, each Commitment Party may exchange with such affiliates and branches information concerning the Borrower and the other companies that may be the subject of the transactions contemplated by this Commitment Letter and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder, subject to the confidentiality provisions herein.

The indemnification, compensation, reimbursement, sharing of information, absence of fiduciary relationships, jurisdiction, governing law, venue, waiver of jury trial, syndication, market flex and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Operative Documents shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall be superseded by the provisions of the Operative Documents upon the initial funding thereunder, in each case solely to the extent covered thereby.

13

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies the borrower and each guarantor under the Operative Documents, which information includes the name, address and tax identification number and other customary information regarding any such borrower or guarantor that will allow us and the other Lenders to identify any such borrower or guarantor in accordance with the Patriot Act. We and the other Lenders may also request corporate formation documents, or other forms of identification, to verify the information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender. The Borrower hereby acknowledges and agrees that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

Each of the parties hereto agrees that, if accepted by you in the manner required herein, each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the funding of the Facilities is subject to the conditions specified herein, including the execution and delivery of the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter (including the applicable Documentation Principles); provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or the other Transactions or to draw down any portion of the Facilities.

If any term, provision, covenant or restriction contained in this Commitment Letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Borrower and the Commitment Parties shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic (pdf) transmission shall be as effective as delivery of a manually executed counterpart hereof.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning executed counterparts to this Commitment Letter and the Fee Letter to Scott Joyce, Wells Fargo Securities, LLC, 550 S. Tryon Street, Charlotte, NC 28202 (or by electronic (pdf) transmission to scott.joyce@wellsfargo.com) and Justin Tichauer, Citigroup Global Markets Inc., 390 Greenwich Street, New York, New York 10013 (or by electronic (pdf) transmission to justin.s.tichauer@citi.com) at or before 11:59 p.m. (New York City time) on July 27, 2015. If you do not return such executed counterparts prior to the date and time provided above, the commitment and other obligations of the Commitment Parties set forth in this Commitment Letter will automatically terminate. Please arrange for the executed originals to follow by next-day courier.

[Signature Pages Follow]

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Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Fiore
Name: Scott Fiore
Title: Managing Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Scott Joyce
Name: Scott Joyce
Title: Managing Director

[Signature Page to Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ David Leland
Name: David Leland
Title: Managing Director

[Signature Page to Commitment Letter]

ACCEPTED and agreed to as of the date
first written above:

BEACON ROOFING SUPPLY, INC.

By:	/s/ Joseph M. Nowicki
Name: Joseph M. Nowicki
Title: Executive Vice President and CFO

[Signature Page to Commitment Letter]

Exhibit A

to

Commitment Letter

Transactions Description

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit A is attached or in the other Exhibits to such letter agreement, as applicable. The following transactions are referred to herein collectively as the “Transactions”.

1.	The Borrower will obtain senior secured credit facilities in an aggregate principal amount of up to $1,150,000,000, comprised of (a) a senior secured term loan “B” credit facility in an aggregate principal amount of up to $450,000,000 with the terms set forth in Exhibit B to the Commitment Letter (the “Term Loan Facility”) and (b) a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $700,000,000 with the terms set forth in Exhibit C to the Commitment Letter (the “ABL Facility” and, together with the Term Loan Facility, the “Senior Secured Facilities”) of which up to $350,000,000 may be borrowed on the Closing Date to finance the Transactions.

2.	The Borrower (a) will issue and sell senior notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding $300,000,000 in gross proceeds and/or (b) will obtain, if and to the extent that the issuance and sale of any Notes on or prior to the Closing Date yields less than $300,000,000 in gross proceeds, a senior unsecured bridge facility in an aggregate principal amount of up to $300,000,000 (less any gross proceeds from Notes issued on or prior to the Closing Date) with the terms set forth in Exhibit D to the Commitment Letter (the “Bridge Facility” and, together with the Senior Secured Facilities, the “Facilities”).

3.	The Borrower will use the proceeds of the Facilities (and the Notes, as applicable) for the purpose of (a) financing the acquisition (the “Acquisition”) by the Borrower or one of its wholly-owned subsidiaries of 100% of the equity interests of CDRR Investors, Inc., a Delaware corporation (“RSG” and, together with its subsidiaries, the “Acquired Company”), pursuant to the Agreement and Plan of Merger, dated as of the date hereof by and among the Borrower, certain subsidiaries of the Borrower and CDRR Investors, Inc. (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”), (b) repaying in full all outstanding indebtedness for borrowed money of the Acquired Company and the Borrower and their respective subsidiaries, and terminating all commitments with respect thereto (or, in the case of the 10% Senior Notes due 2020 issued by Roofing Supply Group, LLC and Roofing Supply Finance, Inc. (the “Existing RSG Notes”), depositing funds with the trustee for such notes sufficient to repay them in full and to satisfy and discharge the governing indenture), other than (i) indebtedness of the Acquired Company permitted to remain outstanding under the Acquisition Agreement, (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit and surety bonds, (iii) indebtedness owing by any Loan Party to another Loan Party, (iv) certain other limited indebtedness that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (collectively, “Surviving Indebtedness”), and (c) paying the fees, costs and expenses referred to below. In connection with the closing of the Acquisition, affiliates of Clayton, Dubilier & Rice, LLC will receive shares of the Borrower’s common stock as partial consideration for the sale of the Acquired Company in the manner and in the amount provided for by the Acquisition Agreement.

4.	The Borrower will pay all fees, costs and expenses incurred in connection with the foregoing transactions (including debt prepayment premiums, if any).

A-1

Exhibit B

to

Commitment Letter

Beacon Roofing Supply, Inc.

$450,000,000 Senior Secured Term Loan B Facility

Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit B is attached or in the other Exhibits to such letter agreement, as applicable.

Borrower:	Beacon Roofing Supply, Inc., a Delaware corporation (the “Borrower”).

Administrative Agent; Collateral Agent:

Citi will act as sole administrative agent and collateral agent (in such capacities, the “Term Loan Administrative Agent”) for a syndicate of banks, financial institutions, investors and other lenders, excluding any Disqualified Institutions, in respect of the Term Loan Facility, and will perform the duties customarily associated with such roles.

Syndication Agent

WF will act as sole syndication agent (in such capacity, the “Term Loan B Syndication Agent” and, together with the Term Loan Administrative Agent, the “Term Loan B Agents”), and will perform the duties customarily associated with such role.

Arrangers:

Citi and WF, together with any other joint bookrunner or joint lead arranger appointed pursuant to the Commitment Letter, will each act as joint bookrunner and joint lead arranger (collectively, in such capacities, the “Arrangers”) for the Term Loan Facility referred to below, and will perform the duties customarily associated with such roles.

Term Loan Facility:	A seven-year senior secured term loan B facility in an aggregate principal amount of up to $450,000,000 (the “Term Loan Facility”).
Purpose:	The proceeds of the Term Loan Facility will be used by the Borrower on the Closing Date to consummate the Transactions, including the payment of fees, costs and expenses in connection therewith.
Availability:	The full amount of the Term Loan Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility and repaid may not be reborrowed.
Maturity and Amortization:

The Term Loan Facility will mature on the date that is seven years after the Closing Date. The Term Loan Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the initial aggregate principal amount of the Term Loan Facility, with the balance due on the maturity of the Term Loan Facility.

B-1

Uncommitted Incremental Facility:

The Borrower shall be entitled on one or more occasions to incur additional term loans (the “Incremental Term Loans”) under (x) the Term Loan Facility (each, an “Incremental Term Increase”), or (y) a newly established tranche of term loans (an “Incremental Term Facility”); the Incremental Term Increases and Incremental Term Facilities are collectively referred to herein as “Incremental Facilities”), in each case under the Operative Documents and in an aggregate principal amount not to exceed the greater of (A) $250,000,000 and (B) such other amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any Incremental Facility were fully drawn on the effective date thereof), the senior secured leverage ratio (to be defined in a manner to be reasonably agreed) is equal to or less than 3.00 to 1.00; provided that (i) no default or event of default exists or would exist after giving effect thereto (provided that, in the case of any such Incremental Facility used to finance a permitted acquisition and to the extent the lenders participating therein agree, this clause (i) shall be tested only at the time of the execution of the acquisition agreement related to such permitted acquisition), (ii) the representations and warranties contained in the Operative Documents shall be true and correct in all material respects (or, in all respects, if qualified by materiality) (provided that, in the case of any such Incremental Facility used to finance a permitted acquisition and to the extent the lenders participating therein agree, this clause (ii) shall be subject to customary “SunGard” provisions), (iii) the loans under any such Incremental Facility shall benefit from the same guarantees as, and be secured on an equal and ratable basis by the same Collateral (as defined below) securing the Term Loan Facility, (iv) the loans under any such Incremental Term Increase shall be on the same terms as the Term Loan Facility (including voluntary and mandatory prepayment provisions), (v) in the case of an Incremental Term Facility, the “effective yield” on the respective Incremental Term Loans (which shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term Loans and (B) four years) payable to all lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing such Incremental Term Loans) may exceed the then “effective yield” on the loans under the Term Loan Facility (determined on the same basis as provided in the preceding parenthetical), if the “effective yield” on the loans under the Term Loan Facility (determined on the same basis as provided in the second preceding parenthetical) is increased to be not less than 0.50% lower than the “effective yield” on such Incremental Term Loans, (vi) in the case of an Incremental Term Facility, the final stated maturity date for the Incremental Term Loans under such Incremental Term Facility may be identical to or later (but not earlier) than the final stated maturity date of the loans under the Term Loan Facility, (vii) in the case of an Incremental Term Facility, the weighted average life to maturity of the Incremental Term Loans under such Incremental Term Facility shall not be shorter than the weighted average life to maturity of the loans under the Term Loan Facility, (viii) the Term Loan Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by such Agent and (ix) the terms of any Incremental Term Facility (except as otherwise specifically addressed in the foregoing clauses of this provision) shall otherwise be reasonably satisfactory to the Term Loan Administrative Agent.

B-2

The Borrower may seek commitments in respect of Incremental Term Increases or Incremental Term Facilities from existing Lenders or affiliates thereof (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Term Loan Administrative Agent’s consent (not to be unreasonably withheld or delayed) additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment by any person to provide any Incremental Term Increase or Incremental Term Facility.

Guarantees:

All obligations of the Borrower under the Term Loan Facility will be unconditionally guaranteed on a joint and several basis and on a senior secured basis (the “Guarantees”) by each direct or indirect domestic subsidiary of the Borrower (whether owned on the Closing Date or formed or acquired thereafter, including any such subsidiary acquired in the Acquisition) (the “Guarantors”), in each case subject to customary exceptions and limitations to be substantially the same as those applicable to the guarantee requirements of the ABL Facility described under the caption “Guarantees” in Exhibit C to the Commitment Letter.

Security:

Subject to the Limited Conditionality Provisions, all obligations of the Borrower under the Term Loan Facility and the Guarantees will be secured (1) on a first-priority basis by substantially all the assets of the Borrower and each of the Guarantors, whether owned on the Closing Date or thereafter acquired consisting of the Term Loan Priority Collateral (as defined in Exhibit C to the Commitment Letter), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of any subsidiary held by the Borrower or any Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Guarantor not constituting ABL Priority Collateral and (2) on a second-priority basis (junior only to the security interest securing obligations under the ABL Facility) with respect to the ABL Priority Collateral (as defined in Exhibit C to the Commitment Letter), except, in the case of each of clauses (1) and (2), Excluded Assets (as defined in Exhibit C to the Commitment Letter), and in each case subject to customary exceptions to be mutually agreed. “Collateral” means the Term Loan Priority Collateral and the ABL Priority Collateral.

B-3

Subject to Limited Conditionality Provisions, all the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Term Loan Documentation Principles (including, without limitation, in the case of fee interests in real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens (other than in favor of the ABL Facility), subject to customary exceptions to be mutually agreed.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Term Loan Facility and the ABL Facility will be set forth in a customary intercreditor agreement for a crossing-lien collateral structure (the “Intercreditor Agreement”), which shall be reasonably satisfactory to the Borrower, the Term Loan Administrative Agent and the ABL Administrative Agent (it being agreed and acknowledged that the parties will cooperate in good faith to negotiate and finalize the Intercreditor Agreement well in advance of the expected Closing Date with the intent of ensuring an orderly closing of the Acquisition).

Mandatory Prepayments:

The loans under the Term Loan Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner to be mutually agreed), with reductions to 25% and 0% based upon achievement and maintenance of a senior secured leverage ratio to be mutually agreed, (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower to a third-party and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon consistent with the applicable Documentation Principles), provided that the Operative Documents shall provide that in the case of mandatory prepayments in respect of any asset sale of ABL Priority Collateral or loss event in respect thereof, the net proceeds thereof may be applied to prepay the ABL Facility in lieu of the Term Loan Facility if required under the terms of the applicable ABL Facility documents consistent with the applicable Documentation Principles and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt of the Borrower and its subsidiaries excluding debt permitted to be incurred under the Operative Documents.

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The above-described mandatory prepayments shall be allocated pro rata among the outstanding loans under the Term Loan Facility, and shall be applied pro rata to reduce the remaining scheduled principal payments under the Term Loan Facility.

Voluntary Prepayments:

Voluntary prepayments with respect to the Term Loan Facility may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR Loans, or one business day’s notice in the case of a prepayment of Base Rate Loans, without premium or penalty (except as otherwise provided below under the caption “Call Protection”), in minimum principal amounts to be agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of loans under the Term Loan Facility shall be applied to the remaining installments thereof as directed by the Borrower.

Call Protection:

The occurrence of any Repricing Event (as defined below) prior to the date that is six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the loans under the Term Loan Facility subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment of loans under the Term Loan Facility with the proceeds of, or any conversion of all or any portion of the loans under the Term Loan Facility into, any new or replacement indebtedness bearing interest (or that could bear interest after satisfaction of conditions) with an “effective yield” (which shall (x) be deemed to take account of interest rate benchmark floors, recurring fees and all other upfront or similar fees and original issue discount (amortized over the shorter of (A) the weighted average life of such new or replacement indebtedness and (B) four years) and (y) exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement indebtedness) that is less than the “effective yield” applicable to the loans under the Term Loan Facility (as such comparative yields are reasonably determined by the Term Loan Administrative Agent) and (ii) any amendment to the Operative Documents that reduces the “effective yield” applicable to the loans under the Term Loan Facility (it being understood that any Prepayment Fee with respect to a Repricing Event under this clause (ii) shall apply to any required assignment by (and be for the account of) a non-consenting Lender under the Term Loan Facility required to assign loans in connection with any such amendment pursuant to so-called “yank-a-bank” provisions).

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Interest Rates:

At the Borrower’s option, loans under the Term Loan Facility may be maintained from time to time as (x) “Base Rate Loans”, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin or (y) “LIBOR Loans”, which shall bear interest at the London interbank offered rate for U.S. dollars (adjusted for statutory reserve requirements) as determined by the Term Loan Administrative Agent for the respective interest period (or, if greater at any time, the LIBOR Floor, if applicable) plus the Applicable Margin.

“Applicable Margin” shall mean a percentage per annum equal to in the case of loans under the Term Loan Facility (x) maintained as Base Rate Loans, 2.00%, and (y) maintained as LIBOR Loans, 3.00%.

“Base Rate” shall mean the highest of (w) the rate that the Term Loan Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (x) 1/2 of 1% in excess of the federal funds effective rate, (y) the London interbank offered rate for U.S. dollars for an interest period of one month (adjusted for statutory reserve requirements) plus 1.00% and (z) 2.00% per annum.

“LIBOR Floor” shall mean 1.00% per annum.
Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all applicable Lenders, 12 months, shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any loans and at maturity. All interest on Base Rate Loans and LIBOR Loans shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate or the federal funds effective rate, a 365/366-day year and actual days elapsed).

Any principal payable under or in respect of the Term Loan Facility not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts (including overdue interest) with respect to the Term Loan Facility shall bear interest at the interest rate applicable to Base Rate Loans under the Term Loan Facility plus 2.00% per annum.

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Original Issue Discount/Upfront Fees:

The loans under the Term Loan Facility will be issued to the Lenders participating in the Term Loan Facility at a price of 99.50% (or such greater or lower percentage pursuant to the terms of the Arranger Fee Letter) of their principal amount.

Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of loans under the Term Loan Facility will be calculated on the basis of their full stated principal amount and (b) at the option of the Arrangers, any original issue discount may instead be effected in the form of an upfront fee to the applicable Lenders.

Conditions Precedent:	The funding of the loans under the Term Loan Facility shall be subject to only those conditions precedent set forth in Section 3 of the Commitment Letter and in Exhibit E to the Commitment Letter.

Documentation:	The Operative Documents with respect to the Facilities shall be negotiated in good faith and shall be consistent with this Commitment Letter and the Fee Letter and, except as otherwise expressly provided herein or in the Fee Letter, consistent with the Existing Credit Agreement (as defined below) (as in effect on the date hereof), with additions, deletions, modifications and other changes as you and the Arrangers reasonably agree to be necessary or advisable (i) to give effect to the Transactions and other transactions contemplated hereby, (ii) to provide for and give effect to the Guarantees and the security over the Collateral and the arrangements contemplated by the Intercreditor Agreement, (iii) to reflect changes in law or accounting standards or cure mistakes or defects, (iv) to reflect reasonable administrative, agency and operational requirements of the Agent, and (v) to reflect the operational and strategic requirements of the Borrower, the Acquired Company and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices, in each case, after giving effect to the Transactions, including as reflected in the Projections. The “Existing Credit Agreement” means the Credit Agreement, dated as of April 5, 2012, by and among the Borrower, Beacon Sales Acquisition, Inc., Beacon Roofing Supply Canada Company, Wells Fargo Bank, National Association, as administrative agent and the lenders and other agents referred to therein. This paragraph and the provisions herein are referred to as the “Term Loan Documentation Principles”. The Term Loan Documentation Principles, the ABL Documentation Principles and the Bridge Documentation Principles are referred to herein, collectively, as the “Documentation Principles”.

Financial Maintenance Covenant:	None.

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Representations and Warranties; Affirmative Covenants; Negative Covenants; Events of Default; Voting; Cost and Yield Protection; Assignments and Participation; Expenses and Indemnification; Governing Law; Forum:

To be substantially consistent with the Existing Credit Agreement, subject to the Term Loan Documentation Principles.
Counsel to Term Loan Agents and Arrangers:	Cravath, Swaine & Moore LLP

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Exhibit C
to
Commitment Letter

Beacon Roofing Supply, Inc.
$700,000,000 Senior Secured Asset-Based Revolving Loan Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit C is attached or in the other Exhibits to such letter agreement as applicable.

Borrowers:	Each of the wholly-owned subsidiaries of Holdings organized under the laws of a jurisdiction in the United States or Canada with assets to be included in the Borrowing Base (individually, a “Borrower” and collectively, “Borrowers”). Such subsidiaries organized under the laws of a jurisdiction in Canada are referred to herein as “Canadian Borrowers” and such subsidiaries organized under the laws of a jurisdiction in the United States are referred to herein as “US Borrowers”. All references to subsidiaries of Holdings includes such subsidiaries after giving effect to the Transactions.

Guarantors:	Holdings and all of its existing and subsequently acquired or organized direct or indirect subsidiaries that are not Borrowers and are required to provide Guarantees as set forth herein (individually, a “Guarantor” and collectively, the “Guarantors”, and together with Borrowers, individually a “Loan Party” and collectively, “Loan Parties”).

ABL Administrative and Collateral Agent:	Wells Fargo Bank, National Association will act as sole administrative and collateral agent (in such capacities, “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions, in respect of the ABL Facility.

Syndication Agent:	Citi will act as sole syndication agent (in such capacity, the “ABL Syndication Agent”, and together with the ABL Administrative Agent, the “ABL Agents”).

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Bank, National Association and Citigroup Global Markets Inc. (collectively, in such capacity, the “Lead Arrangers”), together with any other joint book runner and joint lead arranger appointed pursuant to the Commitment Letter, will each act as joint book runner and joint lead arranger (together with the Lead Arrangers, collectively, “Arrangers”).

Lenders:	Wells Fargo Bank, National Association (and/or such other affiliate or branch as it may designate), Citi and such other institutions as may become parties to the financing arrangements as lenders (collectively, “Lenders”), but excluding Disqualified Institutions.

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Letter of Credit Issuers:	Wells Fargo and any other Lender so designated by Holdings from time to time and reasonably acceptable to ABL Administrative Agent (in such capacity, each an “Issuing Bank”).

Swingline Lender:	Wells Fargo Bank, National Association (and/or such other affiliate or branch as it may designate) (in such capacity, “Swingline Lender”).

ABL Facility:

The ABL Facility will consist of:

(a)      a senior secured revolving credit and letter of credit facility provided to US Borrowers of up to the US Loan Limit (the “US Facility”); and

(b)      a senior secured revolving credit and letter of credit facility provided to the Canadian Borrowers of up to the Canadian Loan Limit (the “Canadian Facility”).

The US Facility and the Canadian Facility are individually and collectively, the “ABL Facility.” The term “Maximum Credit” as used herein means the aggregate of the commitments of Lenders for the US Facility and the Canadian Facility.

A Canadian affiliate of ABL Administrative Agent may be the Lender for such Canadian facility and/or agent or sub-agent. Notwithstanding anything to the contrary contained herein, the ABL Loan Documents may include additional customary provisions to reflect applicable matters of Canadian law (whether Federal or Provincial). All references to “$” herein are to the lawful currency of the United States of America.

Loan Parties will appoint Holdings to act as the agent for Loan Parties for all purposes of dealing with ABL Administrative Agent, Issuing Banks, and Lenders, including requesting Revolving Loans and Letters of Credit.

Availability:	The revolving loans under the ABL Facility (“Revolving Loans”) will be available to each Borrower outstanding at any one time of up to the lesser of the aggregate commitments of Lenders in the Canadian Facility or the US Facility, as applicable, or the applicable Borrowing Base of the Borrowers as described below and subject to the terms and conditions of the ABL Loan Documents. The Canadian Facility will be a subfacility included in the ABL Loan Documents to be provided in Canadian dollars and US dollars to the Canadian Borrowers of up to the equivalent of a $30,000,000, subject to any Facility Increase (the “Canadian Loan Limit”), and subject to the Canadian Borrowing Base. The US Facility will be provided in US dollars to the US Borrowers in an amount of up to $670,000,000, subject to any Facility Increase (the “US Loan Limit”, and together with the Canadian Loan Limit, a “Loan Limit”) and subject to the US Borrowing Base.

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Borrowers shall have the right one time during each 12 month period on such terms and conditions as ABL Administrative Agent and Borrowers may agree to decrease the US Loan Limit and contemporaneously increase the Canadian Loan Limit by the same amount (provided, that, in no event shall the Canadian Loan Limit be greater than the equivalent of $60,000,000).

Revolving Loans may be drawn, repaid and reborrowed.

Letter of Credit Subfacility:

A portion of the ABL Facility will be available for letters of credit arranged by ABL Administrative Agent and issued by an Issuing Bank (“Letters of Credit”) in an aggregate amount at any time outstanding not to exceed $40,000,000. Letters of Credit will reduce the amount of the Revolving Loans available under the applicable Borrowing Base and the applicable Loan Limit.

Letters of Credit will be issued by the Issuing Bank and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

If any Lender becomes a “Defaulting Lender”, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Credit Facilities up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Issuing Bank may require the Borrowers to repay (or provide cash collateral for) such “uncovered” exposure in respect of the Letters of Credit and will have no obligation to provide Letters of Credit to the extent such Letters of Credit would result in the exposure of the non-defaulting Lenders exceeding their commitments.

Swing Line Facility:

A portion of the ABL Facility will be available as swing line loans (“Swing Line Loans”) with a sublimit on Swing Line Loans to Borrowers outstanding at any time in an amount up to $70,000,000 (allocated between the US Facility and Canadian Facility in amounts to be agreed). Swing Line Loans will reduce the amount of the Revolving Loans available under the applicable Borrowing Base and the applicable Loan Limit. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

If any Lender becomes a “Defaulting Lender”, then the swing line exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swing Line Lender may require the Borrowers to repay such “uncovered” exposure in respect of the Swing Line Loans and will have no obligation to make Swing Line Loans to the extent such Swing Line Loans would result in the non-defaulting Lenders exceeding their commitments.

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Purpose:	The proceeds of the Revolving Loans under the ABL Facility and the Letters of Credit will be used by Borrowers (a) on the Closing Date, (i) to refinance the existing credit facility of Holdings and its subsidiaries with Wells Fargo Bank, National Association, as agent, the existing credit facilities of the Acquired Company with Deutsche Bank Trust Company Americas as agent, the existing notes issued by the Acquired Company or its affiliates (or to deposit funds with the trustee for such notes sufficient to redeem them in full) and other indebtedness of Holdings, the Acquired Company and their respective subsidiaries to be agreed and to replace or collateralize letters of credit issued under or in connection with any of the foregoing (to the extent that such letters of credit are not agreed to be letters of credit issued under the ABL Facility), (ii) after the application of the proceeds of the Term Loan Facility and Bridge Facility thereto, for the payment of a portion of the consideration payable for the Acquisition (provided, that, in no event will the aggregate amount of the Revolving Loans and Letters of Credit on the Closing Date for the purposes under clauses (i) and (ii) exceed $350,000,000), and (iii) to fund OID and upfront fees from market flex in connection with the Term Loan Facility and (b) after the Closing Date, for working capital of Borrowers and their subsidiaries and other general corporate purposes including funding capital expenditures and permitted acquisitions.

Unrestricted Subsidiaries:	Subsidiaries may be permitted to be designated as “unrestricted” at or after the closing of the ABL Facility (“Unrestricted Subsidiaries”), and re-designated as “restricted”, subject to terms and conditions to be determined, including, without limitation: (a) as of the date of any such designation and after giving effect thereto, no default or event of default exists or has occurred and is continuing, (b) each subsidiary to be designated as “unrestricted” and its subsidiaries has not at the time of designation, and does not thereafter unless redesignated as a restricted subsidiary, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any debt pursuant to which the lender or any other party has recourse to any Loan Party or any restricted subsidiary or any of the assets of any Loan Party or any restricted subsidiary, (c) the fair market value of, and investments in, such subsidiary will constitute investments, and will be permitted as an investment at the time of the designation of it as an Unrestricted Subsidiary under the terms of the ABL Facility, (d) designation of any Unrestricted Subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any debt or liens of such subsidiary existing at such time, (e) no Loan Party shall have any liability for any debt or other obligations of any Unrestricted Subsidiary except to the extent permitted as to any unaffiliated person under the applicable terms of the ABL Loan Documents, (f) each of the Payment Conditions is satisfied at the time that any subsidiary is designated as an Unrestricted Subsidiary, (g) no restricted subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary or if it is a restricted subsidiary for purposes of any other indebtedness and (h) other terms and conditions to be agreed. No Borrower may be an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default and other provisions of the ABL Loan Documents, and the results of operations and indebtedness of Unrestricted Subsidiaries (other than to the extent of distributions received from such Unrestricted Subsidiaries) will not be taken into account for the purpose of determining compliance with provisions in the ABL Loan Documents that include references to Consolidated EBITDA, total debt, the Fixed Charge Coverage Ratio or similar financial measures.

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Facility Increase:	After the Closing Date, Borrowers will have the right, but not the obligation, on one or more occasions to increase the Maximum Credit (each a “Facility Increase”) in each case in an aggregate principal amount of no less than $10,000,000 and not to exceed $300,000,000 in the aggregate for all such Facility Increases (which increases may be allocated to the US Loan Limit or Canadian Loan Limit, provided, that the aggregate for all such Facility Increases with respect to the Canadian Facility shall not exceed the equivalent of $25,000,000), and such Facility Increase will be documented solely as an increase to the commitments with respect to the ABL Facility without any change in terms; provided, that, as of the date of any such Facility Increase, and after giving effect thereto, (a) Borrowers shall deliver to ABL Administrative Agent a certificate of each Loan Party dated as of the effective date of such Facility Increase (the “Increase Effective Date”) signed by a responsible officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the representations and warranties contained in the ABL Loan Documents are true and correct in all material respects (or to the extent already qualified by materiality or a material adverse effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or to the extent already qualified by materiality or a material adverse effect, in all respects) as of such earlier date; (b) Borrowers shall have paid such fees and other compensation to ABL Administrative Agent and Lenders as may be agreed; (c) Borrowers shall deliver to ABL Administrative Agent and Lenders an opinion or opinions, in form and substance reasonably satisfactory to ABL Administrative Agent, from counsel to Borrowers reasonably satisfactory to ABL Administrative Agent and dated the Increase Effective Date; (d) Borrowers shall have delivered such other instruments, documents and agreements as ABL Administrative Agent may have reasonably requested; (e) as of the Increase Effective Date and after giving effect thereto, no Specified Event of Default (as defined below) exists or has occurred and is continuing, (f) such Facility Increase shall be subject to obtaining additional commitments of Lenders (whether existing Lenders or new Lenders), (g) no Lender shall be required to provide additional commitments for such Facility Increase, (h) the terms of such Facility Increase shall be the same as for all other Revolving Loans (other than as to fees payable for such additional commitments), and (i) the notices to Lenders by Administrative Agent for such request and time periods for such notices and responses shall be as set forth in the ABL Loan Documents.

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In no event shall the fees, interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the new or additional commitments, except for the initial fee payable in respect of the new or additional commitment of a Lender.

Guarantees:	All obligations of each Borrower under the ABL Facility will be unconditionally guaranteed on a joint and several basis and on a senior secured basis (the “Guarantees”) by each other Borrower and by Holdings and all of its existing and subsequently acquired or organized direct or indirect subsidiaries that are not Borrowers, except (a) any subsidiary of Holdings (i) that is treated as a corporation for U.S. federal income tax purposes that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia (a “CFC”), (ii) substantially all of the assets of which are capital stock of one or more CFCs (a “FSCHO”) or (iii) that is a subsidiary of a CFC, provided, that, any such subsidiary described in this clause (a) will guarantee all obligations under the ABL Facility (and including ABL Bank Product Obligations) other than obligations of US Borrowers, (b) Unrestricted Subsidiaries, (c) any subsidiary that is not wholly owned and that is prohibited by applicable law, rule or regulation, by its organizational documents or by any contractual obligations existing on the Closing Date (or, if later, on the date such subsidiary is acquired (and in each case not established in anticipation thereof) from providing the Guarantees or that would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantees (unless such consent, approval, license or authorization has been received), (d) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues and assets), (e) special purposes entities to the extent reasonably acceptable to ABL Administrative Agent, (f) not-for-profit subsidiaries, if any, or (g) captive insurance companies, if any.

Borrowing Base:

US Borrowing Base. The Revolving Loans to US Borrowers under the US Facility (“US Revolving Loans”) and Letters of Credit for the account of US Borrowers will be subject to availability under the US Borrowing Base calculated as follows:

(a)   the amount equal to 85% multiplied by the net amount of eligible accounts of US Borrowers; plus

(b)   the amount equal to the lesser of: (i) 70% multiplied by the value of each category of eligible inventory of US Borrowers or (ii) 85% of the Net Recovery Percentage of each category of eligible inventory of US Borrowers multiplied by the value thereof; minus

C-6

(c)   applicable reserves established by ABL Administrative Agent in its Permitted Discretion in accordance with the terms of the ABL Loan Documents.

Canadian Borrowing Base. The Revolving Loans to Canadian Borrowers under the Canadian Facility (“Canadian Revolving Loans”) and Letters of Credit for the account of Canadian Borrowers will be subject to availability under the Canadian Borrowing Base calculated as follows:

(a)   the amount equal to 85% multiplied by the net amount of eligible accounts of Canadian Borrowers; plus

(b)   the amount equal to the lesser of: (i) 70% multiplied by the value of each category of eligible inventory of Canadian Borrowers or (ii) 85% of the Net Recovery Percentage of each category of eligible inventory of Canadian Borrowers multiplied by the value thereof; minus

(c)   applicable reserves established by ABL Administrative Agent in its Permitted Discretion in accordance with the terms of the ABL Loan Documents.

The US Borrowing Base and the Canadian Borrowing Base are referred to herein as the “Borrowing Base”; provided, that, in the event that on the Closing Date, the Alternate Closing Borrowing Base (as defined below) is not in effect, then the amount available on the Closing Date (but not on any date thereafter) will be the greater of (A) $350,000,000 and (B) the Borrowing Base.

The “value” of each category of eligible inventory will be determined at the lower of cost or market, consistent with the current practices of Holdings in effect immediately prior to the Closing Date, without regard to the portion of the value of inventory equal to intercompany profit on the sale thereof or to the extent applicable, write ups or write downs in value with respect to currency exchange rates.

The term “Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of eligible inventory at such time on a “net orderly liquidation value” (i.e., net of costs and expenses incurred in connection with liquidation) basis determined by reference to the most recent inventory appraisal received by ABL Administrative Agent in accordance with the requirements of the ABL Loan Documents, and (b) the denominator of which is the cost of the aggregate amount of the eligible inventory subject to such appraisal.

The term “Permitted Discretion” as used in this Term Sheet with reference to ABL Administrative Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

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The right of ABL Administrative Agent to establish reserves will be in accordance with its customary practices in the exercise of its Permitted Discretion and as may be applicable under the circumstances based on its field examination and other due diligence. The amount of any reserve established by ABL Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Administrative Agent in good faith and to the extent that such reserve is in respect of amounts that may be payable to third parties ABL Administrative Agent may deduct such reserve from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base. ABL Administrative Agent will provide notice to Holdings as agent for Borrowers of any new categories of reserves that may be established after the Closing Date or any changes in the methodology of the calculation of an existing category of reserves and will consult with Holdings in connection with the basis for such new categories of reserves to the extent Holdings is available in a reasonably timely manner, provided, that, no such consultation shall be required at any time a default or event of default exists or has occurred and is continuing. New categories of reserves may be established after the Closing Date by Administrative Agent in the exercise of its Permitted Discretion based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that such event, condition or circumstance has not been identified by a Borrower to the field examiners of ABL Administrative Agent prior to the Closing Date (except to the extent that it may have been identified but ABL Administrative Agent has elected not to establish a reserve with respect thereto as of the Closing Date).

Alternative Borrowing Base:

In the event that as of the Closing Date, the ABL Administrative Agent has not received a current third party appraisal of the inventory or a final report from the field examinations of the business and collateral of Borrowers, the Borrowing Base, as to those entities for which such current third party appraisal of the inventory or a final report from the field examinations has not been delivered, shall be deemed to be, for purposes of the initial Revolving Loans and Letters of Credit on the Closing Date and thereafter as provided below, the Alternative Closing Borrowing Base. The “Alternative Closing Borrowing Base” means on the Closing Date, the greater of (a) $350,000,000 plus the amount of the proceeds of the Revolving Loans, if any, required to fund OID and upfront fees from market flex in connection with the Term Loan Facility or (b) the amount equal to:

(i)   65% of the net book value of the accounts receivable of Borrowers; plus

(ii)   40% of the net book value of the inventory of Borrowers;

provided, that, after the Closing Date for so long as it is in effect, the Alternative Closing Borrowing Base shall mean the amount calculated based on clause (b) above (without regard to clause (a)).

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The net book value shall be based on the most recent financial statements received by ABL Administrative Agent.

The Alternative Closing Borrowing Base shall only be in effect until the earlier of 60 days after the Closing Date (or such later date as may be agreed by the ABL Administrative Agent) or the date ABL Administrative Agent has received the current third party appraisals and an acceptable draft report or the final report from a current field examination, provided, that, ABL Administrative Agent may adjust, in its Permitted Discretion, the Alternative Closing Borrowing Base as to reserves and including only eligible accounts and eligible inventory based on any field examination results at the time that it receives such results and as to the inventory at the time that it receives any appraisal with respect thereto. On and after the receipt by ABL Administrative Agent of the field examination results and appraisals as provided below, Revolving Loans and Letters of Credit shall be provided to Borrowers subject to the terms and conditions of the ABL Loan Documents and availability under the Borrowing Base, which will be calculated in a manner consistent with the definition of the term Borrowing Base as set forth above.

In the event that ABL Administrative Agent has not received a current third party appraisal of the inventory and a final report from the field examinations of the business and collateral of Borrowers prior to the Closing Date, Borrowers shall use commercially reasonable efforts to provide ABL Administrative Agent and the field examiners and appraisers sufficient access and information to complete such field examinations and appraisal on or before the 60th day after the Closing Date (or such later date as may be agreed by the ABL Administrative Agent) and the Lead Arrangers and Holdings each agree to cooperate in good faith to cause such field examinations and appraisals to be completed as soon as practicable. If the ABL Administrative Agent has not received such appraisals and final report from the field examinations on or prior to the 60th day after the Closing Date (or such later date as may be agreed by the ABL Administrative Agent), availability shall be zero on and after such 60th day (or such later date as may be agreed by the ABL Administrative Agent) until ABL Administrative Agent's receipt and reasonable opportunity to review the results of such appraisal and final report from the field examination.

Eligibility:	Criteria for determining eligible accounts and eligible inventory will be in accordance with ABL Administrative Agent’s customary practices and consistent with asset-based lending facilities for other similarly situated companies in similar businesses as Borrowers for which it is an agent, and as appropriate under the circumstances as reasonably determined by ABL Administrative Agent pursuant to field examinations and other due diligence and as otherwise may be reasonably acceptable to Holdings (but in no event will the eligibility criteria be less favorable than as set forth in the Credit Agreement, dated as of May 31, 2012, by and among CDRR MS, Inc., the subsidiary borrowers party thereto, the lenders party thereto, the other parties party thereto and Deutsche Bank Trust Company Americas, as administrative agent).

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Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and Letters of Credit exceed the Loan Cap (as defined below), in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs actually incurred) and in the case of US Borrowers, to the extent that the sum of the US Revolving Loans and Letters of Credit for the account of US Borrowers exceed the lesser of the US Borrowing Base or the US Loan Limit and in the case of Canadian Borrowers, to the extent that the sum of Canadian Revolving Loans and Letters of Credit for the account of Canadian Borrowers exceed the lesser of the Canadian Borrowing Base or the Canadian Loan Limit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs), on the customary terms of ABL Administrative Agent.

At any time there is a Cash Dominion Event, all proceeds of Collateral shall be applied to the Revolving Loans and thereafter for cash collateral for Letters of Credit.

Mandatory prepayments referred to above will not reduce the applicable Maximum Credit or result in the permanent reduction of commitments under the ABL Facility.

Optional Prepayments:

Revolving Loans may be prepaid, in whole or in part, without premium or penalty (but including all breakage or similar costs).

The ABL Facility may be prepaid and the commitments terminated in whole or in part at any time upon prior written notice (the period to be agreed upon).

Interest and Fees:	See Schedules 1 and 2 to this Term Sheet.

Security:

To secure all obligations of each Loan Party under the ABL Facility (and including ABL Bank Product Obligations) but subject to the Limited Conditionality Provisions and in each case excluding Excluded Assets (as defined below):

(a) first priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties consisting of the following (collectively, the “ABL Priority Collateral”): (i) accounts and other receivables, (ii) chattel paper, (iii) deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein, but not any identifiable proceeds of Term Loan Priority Collateral) and all securities accounts, security entitlements and securities (other than equity interests in any subsidiary of Holdings), (iv) inventory, (v) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and the other ABL Priority Collateral, all documents, general intangibles (excluding all intellectual property but including loans or advances payable by a Loan Party to any other Loan Party), instruments, investment property (but not equity interests in any subsidiary of Holdings), commercial tort claims, letters of credit, supporting obligations and letter of credit rights, (vi) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing) and (vii) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties, and

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(b) second priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets and properties other than ABL Priority Collateral (collectively, the “Term Loan Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”); provided, that, (i) in the event that the Term Loan Facility does not require that the obligations thereunder be secured by a first priority security interest in and lien upon any of the Term Loan Priority Collateral, the obligations of each Loan Party under the ABL Facility shall be secured by a first priority security interest in and lien upon such Collateral and (ii) the Collateral shall not include the Excluded Assets (as defined below).

Extraordinary receipts constituting proceeds of judgments relating to any of the property referred to in clause (a) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute ABL Priority Collateral.

Notwithstanding anything to the contrary contained herein, the Collateral shall not include the following (the “Excluded Assets”): (a) shares of any CFC or FSCHO in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) to secure the obligations of US Borrowers (but not other Loan Parties), (b) any assets of a CFC to secure the obligations of US Borrowers (but not other Loan Parties), (c) (i) deposit or securities accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, and (ii) escrow or similar deposit or securities accounts exclusively holding funds or property owned by third parties, (d) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to ABL Administrative Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply to the extent that any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect ABL Administrative Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement otherwise permitted under the terms thereof, (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law or would impair the validity or enforceability or render void or result in the cancellation of any registration issued as a result of such intent-to-use trademark application under applicable federal law; provided, that, upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall be considered Collateral, (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited thereby, provided, that, the foregoing exclusion shall in no way be construed (i) to apply to the extent that any such prohibition is unenforceable under the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect ABL Administrative Agent’s unconditional continuing security interests in and liens upon any proceeds thereof, (g) equipment or any other asset (other than inventory) owned by any obligor on the date hereof or hereafter acquired that is subject to a lien securing a purchase money obligation or capitalized lease permitted to be incurred pursuant to the Loan Document if the contract or other agreement in which such lien is granted validly prohibits the creation of any other lien on such equipment or other asset, (h) fee owned real property with a fair market value of less than an amount to be agreed, and (i) all real property leasehold interests. Proceeds of Excluded Assets that do not otherwise constitute Excluded Assets shall be deemed Collateral.

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In addition, no actions will be required by Loan Parties to perfect security interests in (i) motor vehicles or other assets subject to a certificate of title other than by filing UCC or PPSA financing statements in the appropriate jurisdiction, (ii) letter of credit rights as to letters of credit of less than an amount to be agreed, (iii) commercial tort claims with a value of less than an amount to be agreed, (iv) promissory notes in an principal amount of less than an amount to be agreed, (v) deposit accounts or securities accounts in which at all times the balance is less than a dollar amount to be agreed both in any one account and in all such accounts in the aggregate and (vi) assets located outside the United States or Canada.

Subject to Limited Conditionality Provisions, all the above-described pledges, security interest and mortgages shall be created on terms, and pursuant to documentation consistent with the ABL Documentation Principles (including, without limitation, in the case of fee interests in real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens (other than in favor of the ABL Facility and the Term Loan Facility), subject to customary exceptions to be mutually agreed.

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As to specific items of Collateral, ABL Administrative Agent may determine not to perfect its security interest therein based on the minimal value thereof relative to the costs of such perfection.

“ABL Bank Product Obligations” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their subsidiaries and/or (b) any transaction with the ABL Administrative Agent or any Lender or any of their affiliates, which arises out of any Bank Product entered into with any Loan Party and any such person, as each may be amended from time to time.

“Bank Products” means any services of facilities provided to any Loan Party by any Lender or any of its affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) swap contracts, (b) merchant services constituting a line of credit, and (c) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding any factoring services.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by any Lender or any of its affiliates: (a) ACH transactions, (ii) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, and (f) purchase cards.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Term Loan Facility and the ABL Facility will be set forth in a customary intercreditor agreement for a crossing-lien collateral structure (the “Intercreditor Agreement”), which shall be reasonably satisfactory to Borrowers, the Term Loan Administrative Agent and the ABL Administrative Agent (it being agreed and acknowledged that the parties will cooperate in good faith to negotiate and finalize the Intercreditor Agreement well in advance of the expected Closing Date with the intent of ensuring an orderly closing of the Acquisition).

Closing Date:	The date on or before December 18, 2015 on which the initial borrowings under the ABL Facility are made (the “Closing Date”).

Term:	5 years from the Closing Date (the “Maturity Date”).

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Documentation:

The definitive loan documentation (collectively, the “ABL Loan Documents”) will be mutually agreed upon, the definitive terms of which (including materiality thresholds, baskets, exceptions, qualifications and grace periods) will be negotiated in good faith, and will be consistent with the terms set forth in the Commitment Letter (including this Term Sheet), as modified in accordance with the flex provisions of the Fee Letter and based on the Existing Credit Agreement, subject to modifications to reflect the terms hereof, that the ABL Facility is an asset-based credit facility, to give effect to the Transactions and other transactions contemplated hereby, to provide for and give effect to the Guarantees and the security over the Collateral and the arrangements contemplated by the Intercreditor Agreement, to reflect changes in law or accounting standards or cure mistakes or defects, to reflect reasonable administrative, agency and operational requirements of the ABL Administrative Agent and to reflect the operational and strategic requirements of Holdings and its subsidiaries in light of their consolidated capital structure, size, industry, projected performance (including as reflected in the Projections), reporting and accounting systems, Excess Availability, collateral and practices of Holdings and its subsidiaries, and shall contain such modifications as Borrowers and the ABL Administrative Agent shall mutually agree (collectively, the “ABL Documentation Principles”).

Borrowers shall use commercially reasonable efforts to obtain collateral access agreements prior to the Closing Date at locations where Collateral in excess of a dollar amount to be agreed is located and thereafter to the extent not delivered prior to the Closing Date. To the extent that ABL Administrative Agent has not received a reasonably acceptable collateral access agreement for a leased or third party location in a jurisdiction where the landlord or other third party may have a lien on any of the Collateral under applicable law or under the terms of the applicable lease, it may establish a reserve in respect of amounts payable under the applicable lease or other agreement with such lessor or other third party (which reserve, as to any one such location, will not exceed three months of rent or other payments owing to the applicable lessor or other third party). The delivery of such collateral access agreement shall not be a condition of closing.

Representations and Warranties:	Subject to the Limited Conditionality Provision, and the ABL Documentation Principles, and subject to materiality and other negotiated limitations, in each case as agreed by the parties, limited to the following representations and warranties (to be applicable to Loan Parties and their restricted subsidiaries) concerning: corporate existence and good standing, power and authority; accuracy of financial information; no material adverse effect; no default; enforceability; necessary consents; insurance; solvency on a consolidated basis as of the Closing Date after giving effect to the Transactions; senior debt status; collateral matters (including without limitation, locations of jurisdiction of organization, chief executive office and Collateral, and validity, perfection and priority of ABL Administrative Agent’s security interests); borrowing base certificates; ownership of properties and absence of liens other than permitted liens; subsidiaries; security documents; filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with applicable law, regulation, etc. (including without limitation Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws, and OFAC); bank and securities accounts; environmental matters; employee and labor matters; material contracts (the scope of such representation to be agreed); no restrictions on subsidiaries; intellectual property (including license agreements); eligible accounts; eligible inventory; Holdings as holding company; the Acquisition and Acquisition Agreement and related documents; accuracy of information furnished to ABL Administrative Agent; survival and continuing nature of representations and warranties.

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Affirmative Covenants:	Subject to the Limited Conditionality Provisions and the ABL Documentation Principles, and subject to materiality and other negotiated exceptions, baskets and limitations, in each case as agreed by the parties, limited to the following affirmative covenants (to be applicable to Loan Parties and their restricted subsidiaries) concerning: maintenance of books and records; maintenance of existence; use of proceeds; material contracts, necessary consents, approvals, license and permits; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties; insurance; Agent’s rights to inspect books and properties (subject to the limitations on field examinations and appraisals at Borrowers’ expense provided below); payment of taxes and claims; delivery of financial statements, financial projections, management letters and other information; notices of defaults, litigation and other material events; accounting changes; collateral matters (including without limitation, reporting, notices and appraisal requirements); cash management; lender meetings; additional loan parties; senior debt status; physical inventories; bank products; formation of subsidiaries; and further assurances.

Collateral and Financial Reporting:

The ABL Loan Documents will provide for the following collateral and financial reporting:

(a)   monthly borrowing base certificates, (i) so long as Adjusted Excess Availability is not less than the greater of (A) 15.0% of the Loan Cap and (B) $90,000,000 for any 5 consecutive business days and no event of default exists, otherwise weekly and (ii) Borrowers may at any time at their option elect to deliver borrowing base certificates on a weekly basis, provided, that, at any time borrowing base certificates are delivered on a weekly basis under clause (i) or (ii), it shall continue for not less than four consecutive weeks;

(b)   field examinations and appraisals as ABL Administrative Agent may from time to time require, but no more than:

(i)          1 field examination and 1 appraisal of inventory in any 12 month period at the expense of Borrowers so long as Adjusted Excess Availability is not less than the greater of (A) 15.0% of the Loan Cap or (B) $90,000,000 during such 12 months,

(ii)         2 field examinations and 2 appraisals in any 12 month period at the expense of Borrowers if at any time Adjusted Excess Availability during such 12 months is less than or equal to the greater of (A) 15.0% of the Loan Cap or (B) $90,000,000,

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(iii)         such other field examinations and appraisals as ABL Administrative Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of ABL Administrative Agent;

(c)   quarterly financial statements (including management discussion and analysis), except so long as the Alternative Closing Borrowing Base is in effect, or on and after any time Adjusted Excess Availability is less than the greater of (i) 15.0% of the Loan Cap or (ii) $90,000,000 for any 5 consecutive business day period, then monthly financial statements;

(d)   annual audited financial statements (including management discussion and analysis) and projections;

(e)   other financial and collateral reports to be agreed.

The term “Loan Cap” means, at any time, the lesser of the Maximum Credit or the Borrowing Base at such time.

The term “Adjusted Excess Availability” as used herein means at any time, the sum of (a) the Excess Availability, plus (b) Specified Suppressed Availability, plus (c) Qualified Cash.

The term “Excess Availability” as used herein means at any time, the amount equal to (a) the Loan Cap minus (b) Revolving Loans, unreimbursed drawings under Letters of Credit and amounts available under Letters of Credit.

The term “Specified Suppressed Availability” means the lesser of: (a) the amount by which the Borrowing Base exceeds the Maximum Credit at such time or (b) the amount equal to 2.5% of the Maximum Credit, provided, that, if Excess Availability is less than the greater of (i) 5.0% of the Loan Cap or (ii) $30,000,000, Specified Suppressed Availability shall be zero.

The term “Qualified Cash” means unrestricted cash and cash equivalents of a Loan Party that are subject to the valid, enforceable and first priority perfected security interest and pledge of ABL Administrative Agent in an investment account or deposit account at ABL Administrative Agent or another institution reasonably satisfactory to ABL Administrative Agent subject to a control agreement (which will limit the terms of withdrawal of such funds by a Loan Party subject to certain conditions) and free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of ABL Administrative Agent and other than in favor of the depository bank or securities intermediary where the deposit account or investment account is maintained for its reasonable and customary fees and charges related to such account), are available for use by such Loan Party without condition or restriction (other than in favor of ABL Administrative Agent), and for which ABL Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to ABL Administrative Agent, of the amount of such cash or cash equivalents held in such deposit account or investment account as of the applicable date of the calculation of the Excess Availability and the satisfaction of the other conditions herein; provided, that, if Excess Availability is less than the greater of (i) 5.0% of the Loan Cap or (ii) $30,000,000, Qualified Cash shall be zero.

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Cash Management:

Loan Parties shall establish, not later than 90 days after the Closing Date (or such later date as ABL Administrative Agent may agree in its discretion), a cash management system at Wells Fargo Bank, National Association or one of its affiliates (and for certain local deposit accounts with such other institutions as are acceptable to ABL Administrative Agent) in form and substance reasonably satisfactory to ABL Administrative Agent.

As of the Closing Date, Loan Parties shall establish a cash management system in form and substance reasonably satisfactory to ABL Administrative Agent. Deposit accounts (other than (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (ii) escrow or similar deposit accounts exclusively holding funds or property owned by third parties and (iii) deposit accounts to the extent that the aggregate amount at any time held in any such account does not exceed an amount to be agreed and the aggregate amount in all such accounts does not exceed an amount to be agreed) will be subject to control agreements with the banks at which such accounts are maintained, which shall be in form and substance reasonably acceptable to ABL Administrative Agent, provided, that, so long as there is no Cash Dominion Event, amounts deposited in the blocked accounts may be remitted to the operating accounts of Borrowers. Funds shall be remitted to ABL Administrative Agent for application to the obligations upon a Cash Dominion Event. The Loan Parties will direct all of their customers to remit all payments to deposit accounts that are the subject of control agreements among them, ABL Administrative Agent, and the depository bank.

“Cash Dominion Event” means (a) Adjusted Excess Availability is less than the greater of (i) 10.0% of the Loan Cap at any time or (ii) $60,000,000, for any 5 consecutive business days or (b) a Specified Event of Default exists or has occurred and be continuing; provided, that,

(i)    to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if Adjusted Excess Availability shall be equal to or greater than the amount in clause (a) of this definition for at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Adjusted Excess Availability may again be less than such amount and

(ii)   to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if such event of default is cured or waived or otherwise no longer exists for a period of at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing.

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The term “Specified Event of Default” means any event of default arising in connection with (i) a failure to make any payment when due, (ii) any insolvency proceeding (whether voluntary or involuntary), (iii) the failure to deliver a borrowing base certificate or other required borrowing base report, (iv) if the ABL Administrative Agent determines in the exercise of its Permitted Discretion that such event shall be a “Specified Event of Default,” any representation or warranty contained in any borrowing base certificate being incorrect or (v) the failure to comply with representations and covenants relating to cash management or any financial covenant.

Negative Covenants:

Limited to the following, subject to materiality and other negotiated exceptions and limitations, in each case as agreed by the parties, subject to the Limited Conditionality Provision and the ABL Documentation Principles, the following: limitations on dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of subordinated debt or optional repurchases, prepayments or other optional payments in respect of other debt; creation or suffering of liens; loans, investments and acquisitions; affiliate transactions; changes in the conduct of business from the business as conducted at closing, fiscal year or accounting practices; asset sales, mergers, consolidations and other fundamental changes; restrictions affecting subsidiaries; limitation on amendment of organizational documents and certain material debt agreements; Holdings as holding company.

The negative covenant on dividends, redemptions and repurchases of capital stock and on optional prepayments of indebtedness, and on asset sales, will expressly allow such dividends, redemptions and repurchases, or such optional prepayments, or asset sales, provided, that, except for any dividend, redemption or repurchase of capital stock of or by a Loan Party (other than Holdings) paid to any other Loan Party, as of the date of any such payment in respect thereof (or such sale), and after giving effect thereto, each of the Payment Conditions (as defined below) is satisfied and in the case of asset sales, the consideration received in cash is not less than 75% of all such consideration, the sale is for fair market value, if ABL Priority Collateral is included in the sale, ABL Administrative Agent shall have received an updated borrowing base certificate to reflect such sale and such other terms and conditions related to such sales as the parties may agree.

The negative covenant governing acquisitions will expressly allow an acquisition, which satisfies the following conditions: (a) ABL Administrative Agent receives at least 10 business days prior notice; (b) Borrowers certify to ABL Administrative Agent that the acquisition is approved by the board of directors of the entity being acquired; (c) the entity or business being acquired is in the same or reasonably related or ancillary business as Borrowers; (d) if the transaction involves a Loan Party, such party is the surviving person and no change of control occurs; (e) the entity being acquired (unless not required to be a Guarantor) will deliver joinders to the credit documents and any certificated stock or comparable certificates to ABL Administrative Agent; (f) if the consideration for the acquisition (or series of related acquisitions) exceeds $50,000,000, then: (i) Borrowers will deliver a compliance certificate to ABL Administrative Agent at least 5 business days prior to the acquisition showing the Loan Parties are in compliance with the financial covenant (as if there were a Compliance Period), (ii) each of the Payment Conditions is satisfied, and (iii) Borrowers will deliver financial statements on a pro forma basis after giving effect to such acquisition and all indebtedness incurred in connection therewith; (g) Borrowers will deliver to ABL Administrative Agent copies of substantially final acquisition documents in form and substance reasonably satisfactory to ABL Administrative Agent; (h) no default or event of default exists immediately before or after such acquisition; (i) if the consideration for the acquisition (or series of related acquisitions) exceeds $25,000,000, the entity being acquired has positive consolidated EBITDA for the 4 fiscal quarters immediately prior to the acquisition; and (j) Borrowers deliver to ABL Administrative Agent a certificate that all of the requirements above are satisfied, and provides such other documents reasonably requested by ABL Administrative Agent.

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Notwithstanding anything to the contrary set forth above, in the case of any acquisition where the aggregate amount of the consideration payable in respect thereof is less than or equal to $50,000,000, then as to such acquisition instead of satisfying each of the Payment Conditions, then Borrowers shall only be required to have the daily average of the Adjusted Excess Availability for the immediately preceding 45 consecutive day period be not less than the greater of (i) 12.5% of the Loan Cap or (ii) $75,000,000, and after giving effect to the acquisition and the making of any payment in respect thereof, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, the Adjusted Excess Availability shall be not less than such amount.

Any new domestic or foreign subsidiary acquired pursuant to an acquisition will be joined as a Borrower or Guarantor (except as to any subsidiary that is not required to be a Guarantor) and additional ABL Loan Documents executed and delivered in connection therewith. Assets will only be eligible after a satisfactory field examination, appraisal and legal diligence and subject to reserves and eligibility criteria based thereon (provided, that, in the case of asset substantially similar to those of Borrowers prior to the acquisition, such assets that otherwise satisfy the applicable eligibility criteria may be included in the Borrowing Base prior to the field examination or appraisal, but in no event shall the aggregate amount of such assets included in the Borrowing Base exceed $35,000,000.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a)   as of the date of any such transaction or payment, and after giving effect thereto, no Specified Event of Default shall exist or have occurred and be continuing,

(b)   as of the date of any such transaction or payment, and after giving effect thereto, either:

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(i)          the daily average of the Adjusted Excess Availability for the immediately preceding 45 consecutive day period shall be not less than the greater of (A) 17.5% of the Loan Cap or (B) $105,000,000 and after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Adjusted Excess Availability shall be not less than the greater of such amounts, or

(ii)         both (A) on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the daily average of the Adjusted Excess Availability for the immediately preceding 45 consecutive day period shall be not less than the greater of (1) 12.5% of the Loan Cap or (2) $75,000,000 and after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Adjusted Excess Availability shall be not less than the greater of such amounts, and (B) as of the date of any such transaction or payment, and after giving effect thereto, on a pro forma basis, the Fixed Charge Coverage Ratio for the immediately preceding 4 fiscal quarters (or 12 consecutive fiscal months at any time Borrowers are required to provide monthly financial statements) ending on the last day of the applicable fiscal period prior to the date of such payment or transaction for which ABL Administrative Agent has received financial statements shall be at least 1.00 to 1.00;

(c)   ABL Administrative Agent shall receive 10 business days prior written notice of such payments and transactions, and

(d)   ABL Administrative Agent shall have received a certificate of an authorized officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

Financial Covenant:	Minimum Fixed Charge Coverage Ratio of 1.00 to 1.00 as of the end of each fiscal quarter, based on the 4 immediately preceding quarters for which ABL Administrative Agent has received financial statements (or such other period or periods as ABL Administrative Agent and Holdings may agree for periods prior to the first anniversary of the Closing Date and at any time Borrowers are required to deliver monthly financial statements, as of the end of each fiscal month based on the 12 immediately preceding months for which financial statements have been received), provided, that, compliance with such financial covenant shall only be required during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed fiscal period for which financial statements have been delivered and for each quarter end (or month end as applicable) thereafter until the Compliance Period ends. The definitions used for purposes of the Fixed Charge Coverage Ratio are to be agreed by the parties.

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“Compliance Period” means at any time Adjusted Excess Availability is less than the greater of (i) 10.0% of the Loan Cap or (ii) $60,000,000 and shall continue for the period until Adjusted Excess Availability has been greater than such amount for a period of at least 30 consecutive days.

Events of Default:	Limited to the following, and subject to the ABL Documentation Principles, and subject to cure periods to be agreed, materiality and other negotiated limitations, in each case as agreed by the parties: payment and performance defaults under any of the ABL Loan Documents, cross-defaults to other material indebtedness, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments in excess of an amount to be agreed (or not subject to stay), revocation of any guaranty, dissolution, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any ABL Loan Documents or liens securing obligations under the ABL Loan Documents, or change of control.

Conditions Precedent to all Borrowings:	The conditions to all Revolving Loans and Letters of Credit after the Closing Date will be (a) prior written notice of the request for the Revolving Loan or Letter of Credit in accordance with the procedures set out in the ABL Loan Documents, (b) the accuracy of representations and warranties in the ABL Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Loan or the issuance (or amendment or extension) of the Letter of Credit, (d) after giving effect to the requested Revolving Loan or LC, the outstanding Revolving Loans and Letters of Credit will not exceed the Loan Cap, (e) after giving effect to any requested US Revolving Loan or Letter of Credit for the account of a US Borrower, the outstanding US Revolving Loans and Letters of Credit will not exceed the lesser of the US Loan Limit or the US Borrowing Base as then in effect, and (f) after giving effect to any requested Canadian Revolving Loan or Letter of Credit for the account of a Canadian Borrower, the outstanding Canadian Revolving Loans will not exceed the lesser of the Canadian Loan Limit or the Canadian Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:	The conditions precedent to the initial borrowings under the ABL Facility will only be those conditions precedent set forth in Section 3 of the Commitment Letter and Exhibit E to the Commitment Letter.

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Assignments and Participations:	Each Lender will be permitted to make assignments of its interest in the ABL Facility in a minimum amount equal to $5,000,000 to other financial institutions approved by ABL Administrative Agent, Swing Line Lender, Issuing Banks, and Holdings, which approval of Holdings shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of Holdings shall not be required at any time that a payment or bankruptcy default exists or has occurred and is continuing, and (b) the approval of Holdings shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the ABL Loan Documents), or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party or to any Disqualified Institution.

Amendments and Waivers:

Amendments, waivers and consents with respect to the provisions of the ABL Loan Documents will require the approval of ABL Administrative Agent and the Required Lenders, provided, that, in addition to the approval of Required Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees (provided, that, a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or the due date of any interest, fee or other payments, and (iv) changes to the order of application of funds and (b) the consent of all Lenders will be required with respect to: (i) modifications of the pro rata sharing requirements of the ABL Loan Documents, (ii) modification of the voting percentage or change in the definition of “Required Lenders”, “Supermajority Lenders” or any other provisions specifying the number of Lenders or portion of the Revolving Loans or commitments required to take any action under the ABL Loan Documents, (iii) permitting any Borrower to assign its rights under the ABL Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the ABL Loan Documents), (v) subordination of the lien on Collateral in favor of ABL Administrative Agent (other than with respect to certain permitted liens to be agreed) or subordination of the payment of the obligations in respect of the ABL Facility and (vi) increases in the percentages applied to eligible assets in the Borrowing Base. Modifications to the Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base (but exclusive of the right of the ABL Administrative Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions) may be subject to the approval of the Supermajority Lenders. Matters affecting any Agent, the Swing Line Lender, or an Issuing Bank will require the approval of such party or such percentage of such parties to be determined.

“Required Lenders” means those non-defaulting Lenders who collectively hold more than 50% of the total commitments or exposure under the ABL Facility, provided, that, at any time that there are 2 or more unaffiliated Lenders, “Required Lenders” must include at least 2 unaffiliated Lenders.

“Supermajority Lenders” means those non-defaulting Lenders holding more than 66 2/3% of total commitments or exposure under the ABL Facility, provided, that, at any time that there are two (2) or more unaffiliated Lenders, “Supermajority Lenders” must include at least two (2) unaffiliated Lenders.

C-22

The ABL Loan Documents shall contain customary provisions for replacing defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders adversely affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the ABL Facility shall have consented thereto.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree).

Expenses, Waivers and Indemnity:

The Loan Parties will, upon demand, pay all of the reasonable and documented out-of-pocket expenses and customary administrative charges incurred by ABL Administrative Agent, any Arranger or Wells Fargo (in its capacity as Swing Lien Lender or Issuing Bank) in connection with due diligence, structuring, negotiation, arrangement, syndication, restructuring, administration or amending of the ABL Facility or enforcement, collection or protection of the rights of Agents, Lenders or Issuing Bank, including, without limitation, appraisal fees, legal costs and expenses of ABL Administrative Agent (provided, that, legal fees will be limited to the reasonable fees of one counsel for ABL Administrative Agent and, in addition, one local counsel in each appropriate jurisdiction, and in the case of the enforcement, collection or protection of the rights of Lenders, in addition, one counsel for Lenders as a group), filing and search charges, recording taxes and field examination charges and expenses (including a charge at the then standard rate of ABL Administrative Agent per person per day for the examiners of ABL Administrative Agent in the field and in the office, plus other out-of-pocket expenses).

Waivers to include, but not be limited to a waiver by Agents, Lenders and each Loan Party of its rights to jury trial; waiver by each Loan Party of claims for special, indirect or consequential damages in respect of any breach or alleged breach by ABL Administrative Agent or any Lender of any of the ABL Loan Documents (other than resulting from gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction).

C-23

The Loan Parties shall indemnify and hold harmless Agents, Arrangers, Lenders and Issuing Bank and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities arising out of any litigation, investigation or proceeding related to the ABL Facility, including, but not limited to, legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the ABL Facility or the relationship between any Agent, Lead Arranger, Lender or Issuing Bank and any Loan Party (provided, that, the obligation to reimburse any indemnified person for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such indemnified persons and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest as determined by the affected indemnified person, one counsel for such affected indemnified person), except that the foregoing indemnity will not, as to any indemnified person, apply to costs, expenses or liabilities to the extent they (a) are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates or (ii) a material breach of the material obligations of such indemnified person or its affiliates under the Commitment Letter, the Fee Letter or the ABL Loan Documents or (b) relate to any claim, litigation, investigation or proceeding between or among indemnified persons other than claims against any Agent, Arranger, Lender, Issuing Bank or their respective affiliates, in each case in their respective capacities or in fulfilling their respective roles as the agent or arranger or any other similar role under the ABL Facility as the case may be (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification.

C-24

SCHEDULE 1
TO
TERM SHEET

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Revolving Loans (other than Swing Line Loans) bear interest at a rate per annum equal to (a) with respect to Revolving Loans denominated in US dollars (i) the applicable Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin and (b) with respect to Revolving Loans denominated in Canadian dollars (i) the applicable Base Rate plus the Applicable Margin or (ii) the BA Rate plus the Applicable Margin. Swing Line Loans will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means, with respect to Revolving Loans, other than Swing Line Loans, a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to the ABL Term Sheet.

“BA Rate” means (a) for a Lender that is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate and (b) for any other Lender the discount rate at which such Lender is prepared to purchase bankers’ acceptances (such rate not to exceed the CDOR Rate plus 10 basis points).

“Base Rate” means (a) for Revolving Loans in Canadian Dollars, the greater of (i) the prime lending rate as quoted by a Schedule I bank in Canada designated from time to time by Administrative Agent and (ii) the 90 day BA Rate quoted from time to time, plus 1.5% and (b) for Revolving Loans in US Dollars and for all other purposes, the greatest of (i) the Federal Funds Rate plus .50%, (ii) the three month LIBOR Rate (which rate shall be determined on a daily basis), plus 1%, and (iii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“CDOR Rate” means the average per annum rate of interest for Canadian bankers’ acceptances appearing on the “Reuters Screen CDOR Page” or, if no such screen is available, the rate quoted by ABL Administrative Agent or such Schedule I chartered bank as it selects for such purpose having such term and amount as calculated by ABL Administrative Agent in accordance with normal market practice on such date.

C-25

“LIBOR Rate” means the rate per annum rate appearing on Reuters Screen LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 business days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the ABL Loan Documents (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero). The LIBOR Rate shall be available for interest periods of one, three or six months (and if approved by all Lenders, twelve months).

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR Rate loans and minimum amounts of each LIBOR Rate loan.

Unused Line Fee:	Borrowers shall pay to Administrative Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders) an unused line fee calculated at 0.25% per annum multiplied by the difference between the Maximum Credit and the average outstanding Revolving Loans and Letters of Credit during the immediately preceding quarter, payable quarterly in arrears. Swing Line Loans will not be considered in the calculation of the unused line fee.

Letter of Credit Fees:	Borrowers shall pay to (a) ABL Administrative Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), on the daily outstanding balance of Letters of Credit, a letter of credit fee calculated at a rate per annum based on the then Applicable Margin for Revolving Loans using the LIBOR Rate and (b) to Issuing Bank, a fronting fee equal to 0.125% per annum, in each case under clauses (a) and (b), payable quarterly in arrears. In addition, Borrowers shall pay customary issuance, arranging and other fees of the Issuing Bank.

Default Rate:	After a bankruptcy or payment default and for so long as the same is continuing, or at the election of the Required Lenders, upon the occurrence of any other event of default and for so long as the same is continuing, the applicable rates of interest and rate for letter of credit fees shall be increased by 2% per annum above the otherwise then applicable rates.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the Base Rate is used). In the case of Revolving Loans for which the LIBOR Rate is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the Base Rate is used, interest is payable quarterly in arrears.

C-26

SCHEDULE 2
TO
TERM SHEET

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate Margin	Applicable Base Rate Margin	Applicable BA Rate Margin

1	Equal to or greater than 66 2/3% of the Maximum Credit	1.25%	0.25%	1.25%

2	Greater than or equal to 33 1/3% of the Maximum Credit but less than 66 2/3% of the Maximum Credit	1.50%	0.50%	1.50%

3	Less than 33 1/3% of the Maximum Credit	1.75%	0.75%	1.75%

The Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 2 of the chart above until the last day of the first full calendar quarter after the Closing Date. The interest rates will be adjusted every three months thereafter based on the chart above.

The Applicable Margin shall be calculated and established once every three months, effective as of the first day of such three month period and shall remain in effect until adjusted thereafter as of the last day of the month at the end of such three month period.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above): (a) as to Revolving Loans for which interest is calculated based on the US Base Rate or the Canadian Base Rate, the Applicable Base Rate Margin set forth above, (b) as to Revolving Loans for which interest is calculated based on the LIBOR Rate, the Applicable LIBOR Rate Margin set forth above, and (c) as to Revolving Loans for which interest is calculated based on the BA Rate, the Applicable BA Rate Margin as set forth above, in each case determined if the Quarterly Average Excess Availability for the immediately preceding three month period is at or within the amounts indicated for such percentage.

The term “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding three month period, commencing on the first day of such three month period.

C-27

Exhibit D
to
Commitment Letter

Beacon Roofing Supply, Inc.
$300,000,000 Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit D is attached or in the other Exhibits to such letter agreement, as applicable.

Borrower:	The Borrower under the Term Loan Facility.

Joint Lead Arrangers and Joint Bookrunning Managers:	Wells Fargo Securities and CGMI will act as the joint lead arrangers and joint bookrunning managers (in such capacity, the “Bridge Arrangers”).

Lenders:	WF Investments and CGMI (or one or more of their respective affiliates) and a syndicate of financial institutions and other entities arranged by the Bridge Arrangers with your reasonable approval (excluding Disqualified Institutions) (the “Bridge Lenders”).

Administrative Agent:	WF Investments (in such capacity, the “Bridge Administrative Agent”).

Bridge Loans:	Unsecured senior bridge facility (the “Bridge Facility”) consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to (A) $300,000,000 less (B) the aggregate gross proceeds of Notes, if any, issued on or prior to the Closing Date.

Purpose:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date to consummate the Transactions, including the payment of fees, costs and expenses in connection therewith.

Availability:	The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility and repaid or prepaid may not be reborrowed.

Documentation:	The Operative Documents with respect to the Bridge Loans (collectively, the “Bridge Loan Documentation”) will include, among other items, a bridge loan agreement, guarantees and other appropriate documents, including an exhibit with the form of the indenture in connection with the issuance of any Exchange Notes as contemplated below.

D-1

The Bridge Loan Documentation shall be negotiated in good faith and shall be consistent with the Commitment Letter (including this Exhibit D) and the Fee Letter. The Bridge Loan Documentation will contain such other terms as are usual and customary for bridge loan agreements for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry business, business practices and operations; it being understood and agreed that the Bridge Loan Documentation will contain usual and customary high yield covenants, events of default and financial definitions, with basket sizes, exceptions and other modifications as shall be determined by the Bridge Arrangers in light of prevailing market conditions on the Closing Date. The provisions of this paragraph are referred to as the “Bridge Documentation Principles.”

Ranking:	The Bridge Loans and the Guarantees thereof will be senior debt of the Borrower and the Guarantors, respectively, pari passu with all other unsecured senior debt of the Borrower and the Guarantors.

Guarantors:	The guarantors under the Term Loan Facility (each a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”).

Security:	None.

Interest:	Interest rates and fees in connection with the Bridge Loans and the Exchange Notes will be as specified in the Arranger Fee Letter and on Schedule I attached hereto.

Maturity/Exchange:

The Bridge Loans will mature on the date (the “Initial Maturity Date”) that is twelve months after the Closing Date. If any Bridge Loan has not been repaid in full on or prior to the Initial Maturity Date, subject to payment of the Bridge Rollover Fee (as defined in the Arranger Fee Letter), the Bridge Loans will automatically be converted into term loans (each, an “Extended Term Loan”) due on the date that is eight years after the Closing Date. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II hereto.

Lenders under the Extended Term Loans will have the option at any time or from time to time to receive Senior Unsecured Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939 (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III hereto; provided that the Borrower may defer the issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $100,000,000.

Mandatory Prepayment:	Subject to any restrictions set forth in the Operative Documents with respect to the Senior Secured Facilities and the Intercreditor Agreement (solely with respect to clauses (b) and (c) below), the Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

D-2

(a)     100% of the net cash proceeds from the issuance of the Notes and/or any other indebtedness (other than the Senior Secured Facilities) by the Borrower or any of its subsidiaries, subject to baskets and other exceptions to be mutually agreed upon;

(b)     100% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to, the Borrower, subject to exceptions to be mutually agreed upon; and

(c)     100% of the net cash proceeds of all non-ordinary course asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries, subject to reinvestment rights and exceptions to be mutually agreed upon, provided that with respect to clause (b) and (c) above the Bridge Loan Documentation shall provide that such net proceeds may be applied to prepay either of the Senior Secured Facilities in lieu of the Bridge Facility if required under the terms of the Operative Documents with respect to the applicable Senior Secured Facility.

Each such prepayment will be made together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

In the event any Bridge Lender or affiliate of a Bridge Lender purchases Securities from the Borrower pursuant to the securities demand provisions in the Arranger Fee Letter, the net cash proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate rather than pro rata (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders.

Change of Control:	Upon any change of control (to be defined in the Bridge Loan Documentation), the Borrower will be required to offer to prepay the entire outstanding principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par plus a prepayment fee equal to 1% of such outstanding principal amount.

Voluntary Prepayment:	Subject to the provisions of the Senior Secured Facilities, the Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

D-3

Conditions Precedent to Funding:	The funding of the loans under the Bridge Facility shall be subject to only those conditions precedent set forth in Section 3 of the Commitment Letter and in Exhibit E to the Commitment Letter.

Representations and Warranties:	Subject to the Bridge Documentation Principles and the Limited Conditionality Provisions, the Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Operative Documents with respect to the Term Loan Facility, with such changes as are reasonably appropriate in connection with the Bridge Facility.

Covenants:

Subject to the Bridge Documentation Principles and the Limited Conditionality Provisions, the Bridge Loan Documentation will contain affirmative covenants comparable to those contained in the Operative Documents with respect to the Term Loan Facility (and also including a covenant to comply with the securities demand provisions in the Arranger Fee Letter, a customary offering cooperation covenant and a covenant to use all commercially reasonable efforts to refinance the Bridge Loans as soon as practicable) and incurrence-based negative covenants usual and customary for high yield debt securities; provided that prior to the Initial Maturity Date, the indebtedness, lien and restricted payments covenants may be more restrictive than those contained in the Operative Documents with respect to the Term Loan Facility.

The Bridge Loan Documentation will not include any financial maintenance covenants.

Events of Default:	Prior to the Initial Maturity Date, the Bridge Loan Documentation will contain such events of default (and, as appropriate, grace periods and threshold amounts) as are usual and customary for high yield debt securities, subject to the Bridge Documentation Principles (and no more restrictive than those set forth in the Operative Documents with respect to the Term Loan Facility), including without limitation an event of default for failure to pay fees specified in the Fee Letter.

Yield Protection and Increased Costs:	Usual and customary for facilities similar to the Bridge Facility including customary tax gross up provisions.

Assignments and Participations:

Consents. Each Bridge Lender will, subject in certain circumstances to the approval of the Bridge Administrative Agent and the Borrower (such consent not to be unreasonably withheld or delayed), be permitted to make assignments in acceptable minimum amounts. Participations will be permitted without the consent of the Borrower or the Bridge Administrative Agent.

No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries or to any Disqualified Institution.

D-4

Required Lenders:	On any date of determination, those Bridge Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Lenders”).

Amendments and Waivers:	Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Bridge Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any Bridge Lender’s commitment, (iv) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange, (v) changes in call dates or call prices (other than notice provisions) and (vi) changes in pro rata sharing provisions, and (b) the consent of 100% of the Bridge Lenders will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the Bridge Loan Documentation, (ii) to modify any voting percentages and (iii) to release of all or substantially all of the value of the Guarantees (other than in connection with transactions permitted pursuant to the Bridge Loan Documentation), and (c) the consent of the Bridge Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	Substantially similar to the Operative Documents with respect to the Term Loan Facility

Expenses:	The Borrower shall pay (a) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel thereto) of the Bridge Administrative Agent (promptly following written demand therefore) associated with the syndication of the Bridge Facility and the preparation, negotiation, execution, delivery and administration of the Bridge Loan Documentation and any amendment or waiver with respect thereto and (b) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel thereto) of the Bridge Administrative Agent and the Bridge Lenders promptly following written demand therefore in connection with the enforcement of the Bridge Loan Documentation or protection of rights (in each case subject to restrictions and limitations substantially similar to those set forth in the Operative Documents with respect to the Term Loan Facility).

Governing Law and Forum:	Substantially similar to the Operative Documents with respect to the Term Loan Facility

Waiver of Jury Trial and Punitive and Consequential Damages:	Substantially similar to the Operative Documents with respect to the Term Loan Facility

D-5

Counsel for the Bridge Arrangers and the Bridge Administrative Agent:	Cravath, Swaine & Moore LLP.

D-6

Schedule I

to

Exhibit D
to
Commitment Letter

Interest Rates on the Bridge Loans

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Schedule I to Exhibit D is attached or in the Exhibits to such letter agreement, as applicable.

Interest Rate:

The Bridge Loans will bear interest for the first three month period commencing on the Closing Date at a variable rate per annum (the “Applicable Interest Rate”) equal to the sum of (a) the three-month LIBOR Rate plus (b) a spread equal to 5.25%.

The Applicable Interest Rate will increase by an additional 0.50% following each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Initial Maturity Date exceed the Total Cap (as defined in the Arranger Fee Letter).

Interest will be payable quarterly in arrears and on the Initial Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event (as defined in the Arranger Fee Letter), all outstanding Bridge Loans will accrue interest at the Total Cap.

The “LIBOR Rate” will be defined and calculated as specified in the Operative Documents with respect to the Term Loan Facility; provided that at no time will the LIBOR Rate be deemed to be less than 1.00% per annum.

Default Rate:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any Guarantor or (b) at the election of the Required Lenders, upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Bridge Facility will bear interest at a rate per annum of 2.00% in excess of the rate then applicable to the Bridge Loans, payable on demand of the Bridge Administrative Agent. Such Default Rate may be in excess of any cap or limitation on yield or interest rate set forth in the Commitment Letter or in the Fee Letter.

D-I-1

Schedule II

to

Exhibit D
to
Commitment Letter

Extended Term Loans
Summary of Proposed Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Schedule II to Exhibit D is attached or in the Exhibits to such letter agreement, as applicable.

Borrower:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the Bridge Loans.

Mandatory Prepayment:	Same as the Bridge Loans.

Voluntary Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Change of Control:	Same as the Bridge Loans.

Covenants, Events of Default and Offers to Repurchase:	The covenants, events of default and offers to repurchase (other than with respect to a change of control as described above) that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions applicable to the Bridge Loans.

Governing Law and Forum:	Same as the Bridge Loans.

D-II-1

Schedule III

to

Exhibit D
to
Commitment Letter

Exchange Notes

Summary of Proposed Terms and Conditions

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Schedule III to Exhibit D is attached or in the Exhibits to such letter agreement, as applicable.

Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the Bridge Loans.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to redeem provisions, subject to the Bridge Documentation Principles.

Optional Redemption:	The Exchange Notes will be non-callable until the third anniversary of the Closing Date. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the interest rate on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity date of the Exchange Notes.

D-III-1

Registration Rights:	The Borrower will file, within 90 days after the first issuance of Exchange Notes (the date of such issuance, the “Issue Date”) and will use its best efforts to cause to become effective, a “shelf” registration statement with respect to the Exchange Notes within 270 days after the Issue Date. The Borrower will keep the registration statement for the Exchange Notes effective until it is no longer needed to permit unrestricted resales of the Exchange Notes; provided that in no event shall the Borrower be required to keep such shelf registration statement effective for more than two years after the effective date. If a shelf registration statement for the Exchange Notes has either (a) not been filed on or prior to the 90th day after the Issue Date or (b) not been declared effective on or prior to the date that is 270 days after the Issue Date, the Borrower will pay liquidated damages in the form of additional interest of 25% per annum (increasing by 25% per annum at the end of each 60-day period thereafter until such registration statement has become effective up to a maximum of 1.00% per annum in additional interest). The Borrower will also pay such additional interest for any period of time that the registration statement or prospectus is not available for resale thereunder. Such liquidated damages may be in excess of the Total Cap.

Right to Resell Notes:	Any Bridge Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Covenants; Events of Default:	The Exchange Notes shall be subject to covenants and events of default that are consistent with the Bridge Documentation Principles and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Defeasance; Satisfaction; and Discharge:	The Exchange Notes shall be subject to defeasance and satisfaction and discharge provisions that are consistent with the Bridge Documentation Principles and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Governing Law and Forum:	Same as the Bridge Loans.

Counsel to the Bridge Arrangers:	Cravath, Swaine & Moore LLP.

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Exhibit E
to
Commitment Letter

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the letter agreement to which this Exhibit E is attached or in the other Exhibits to such letter agreement, as applicable. The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1.	The Acquisition shall be consummated substantially contemporaneously with the initial funding under the Facilities in accordance with the terms described in the Acquisition Agreement (without any amendment, modification, supplement or waiver thereof or any consent thereunder that is material and adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that (x) any decrease in the purchase price of less than 15% shall not be deemed to be materially adverse to the Lenders or the Arrangers if the amounts to be funded under the Facilities are reduced by the full amount of such decrease with such decrease to be allocated among the Facilities as determined by the Arrangers and (y) any decrease in the purchase price of 15% or greater shall be deemed to be materially adverse to the Lenders and Arrangers)). The Acquisition Agreement (including all schedules and exhibits thereto) shall be in form and substance reasonably satisfactory to the Arrangers; provided that the Acquisition Agreement (including all schedules and exhibits thereto) provided to the Arrangers on July 24, 2015 at 10:36 pm Eastern Time is satisfactory to the Arrangers.

2.	The Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provisions and the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality).

3.	Subject to the Limited Conditionality Provisions, the Arrangers shall have received customary legal opinions, perfection certificates, UCC financing statements, collateral and security documents consistent with the Commitment Letter, corporate documents and officers’ and public officials’ certifications; a customary notice of borrowing; lien search results (to the extent requested at least ten Business Days prior to the Closing Date); organizational documents; customary evidence of authorization to enter into the Operative Documents; and good standing certificates in jurisdictions of formation/organization, in each case of the Borrower and the Guarantors. The Term Loan Administrative Agent and the ABL Administrative Agent shall have received a customary solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Annex E-I.

4.	After giving effect to the consummation of the Transactions, the Borrower and its subsidiaries (including, without limitation, the Acquired Company) shall have no outstanding debt for borrowed money other than (a) debt under the Facilities, (b) Surviving Indebtedness and (c) the Existing RSG Notes (and guaranties thereof), provided that funds sufficient for the redemption thereof and the discharge of the governing indenture shall have been deposited with the trustee for such Existing RSG Notes.

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5.	Subject in all respects to the Limited Conditionality Provisions, (a) the Term Loan Administrative Agent shall have a perfected, (i) first priority lien on and security interest in all Term Loan Priority Collateral and (ii) second priority lien on and security interest in all ABL Priority Collateral and (b) the ABL Administrative Agent shall have a perfected, (i) first priority lien on and security interest in all ABL Priority Collateral and (ii) second priority lien on and security interest in all Term Loan Priority Collateral (in the case of each of clauses (a) and (b), free and clear of all liens, other than liens securing Surviving Indebtedness and other customary exceptions to be agreed upon).

6.	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least three days prior to the Closing Date) shall, upon the initial borrowing under the Facilities, have been paid.

7.	Each of the Arrangers shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that such Arranger has requested at least 11 business days prior to the Closing Date.

8.	The Arrangers shall have received (a) (i) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for the fiscal years ended September 30, 2012, 2013 and 2014 (it being acknowledged that the Arrangers have previously received all such financial statements) and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after September 30, 2014 and at least 45 days prior to the Closing Date (it being acknowledged that the Arrangers have previously received all such financial statements through and including the fiscal quarter ended March 31, 2015), (b) (i) audited consolidated balance sheets and related statements of income and cash flows of the Acquired Company for the fiscal years ended December 31, 2012, 2013 and 2014 (it being acknowledged that the Arrangers have previously received all such financial statements), and (ii) unaudited consolidated balance sheets and related and related statements of income and cash flows of the Acquired Company for each fiscal quarter ended after December 31, 2014 and at least 45 days prior to the Closing Date (it being acknowledged that the Arrangers have previously received all such financial statements through and including the fiscal quarter ended March 31, 2015) and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Borrower pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement).

9.	The Arrangers shall have received the financial statements required to be delivered pursuant to paragraph 8 above and all other financial, marketing and other information customarily provided by borrowers in the preparation of a confidential information memorandum for the syndication of each of the Facilities (the “Required Information”). The Arrangers shall have been afforded a period (the “Marketing Period”) of 15 consecutive business days (ending on the business day immediately prior to the Closing Date) after receipt of the Required Information to syndicate each of the Facilities; provided that (x) if such 15 consecutive business day period has not ended prior to August 17, 2015, then it will not commence earlier than September 8, 2015 and (y) such 15 consecutive business day period shall not be required to be consecutive to the extent it would include November 26, 2015 through November 29, 2015 (which dates shall not count for purposes of satisfying the 15 consecutive business day requirement).

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10.	The ABL Administrative Agent shall have received a closing borrowing base certificate using, if applicable, the Alternative Closing Borrowing Base and otherwise consistent with the Commitment Letter.

11.	With respect to the Bridge Facility, (a) investment banks satisfactory to Wells Fargo Securities and Citi (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and the Investment Bank and the Arrangers shall have received, not later than 15 business days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary high-yield road show relating to the issuance of the Notes, which contains all audited and unaudited historical and pro forma financial statements (including, in the case of audited financial statements, the auditors’ report thereon) and other data to be included therein (including other financial data of the type and form customarily included in offering memoranda), and all other data that the Securities and Exchange Commission would require in a registered offering of such Notes (other than those items customarily excluded from a Rule 144A offering memorandum) or would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes (provided that clause (a) of this condition shall be satisfied if such Offering Document excludes sections that would customarily be provided by the Investment Bank (including a “Description of Notes”), but is otherwise complete) and (b) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following receipt of an Offering Document, including the information described in clause (a) above, to seek to place the Notes with qualified purchasers thereof; provided that (x) if such 15 consecutive business day period has not ended prior to August 17, 2015, then it will not commence earlier than September 8, 2015 and (y) such 15 consecutive business day period shall not be required to be consecutive to the extent it would include November 26, 2015 through November 29, 2015 (which dates shall not count for purposes of satisfying the 15 consecutive business day requirement). The comfort letters to be provided by the independent accountants of the Borrower and the Acquired Company shall be in customary form, and the auditors shall be prepared to deliver such letters at the pricing date (it being understood that receipt of the comfort letter shall not be a condition for commencing such 15 business day period). If the Borrower shall in good faith reasonably believe that it has delivered the Offering Document required to be delivered pursuant to clause (a) of this paragraph (11), the Borrower may deliver to the Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have satisfied its requirements to deliver an Offering Document under clause (a) of this paragraph (11) on the date such notice is received by the Arrangers and the 15 business day marketing period under clause (b) above shall commence (x) subject to clause (y) below, on the date such notice is received by the Arrangers or (y) if such notice is received after August 17, 2015 and prior to September 8, 2015, on September 8, 2015, in each case unless the Arrangers in good faith reasonably believe that the Borrower has not delivered the Offering Document required to be delivered pursuant clause (a) of this paragraph (11) and, within three business days after their receipt of such notice from the Borrower, the Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which information is required to satisfy the Borrower’s requirements under clause (a) of this paragraph (11) for purposes of compliance with this condition only).

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Annex E-I

FORM OF SOLVENCY CERTIFICATE

[_______], 201[_]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [____] of the Credit Agreement, dated as of _________ ____, 201[_], among [_________] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [             ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Merger Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1.     The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.     The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.

3.     The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.     The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.     The Borrower and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.     For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7.     In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [   ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate.

8.     The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

E-I-1

9.     The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

E-I-2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[__________]

By:

Name:
Title: Chief Financial Officer

E-I-3